                                                                     Exhibit 2.1


                          AGREEMENT AND PLAN OF MERGER

                                  BY AND AMONG

                     COMPUTER ASSOCIATES INTERNATIONAL, INC.

                             NOVA ACQUISITION CORP.

                                       AND

                                 NETEGRITY, INC.

                           DATED AS OF OCTOBER 6, 2004

                                TABLE OF CONTENTS

                                                                                                                   Page
                                                                                                                   ----
ARTICLE I THE MERGER.............................................................................................    1
   1.1     Effective Time of the Merger..........................................................................    1
   1.2     Closing...............................................................................................    1
   1.3     The Merger; Effects of the Merger.....................................................................    2
   1.4     Certificate of Incorporation and By-laws..............................................................    2
   1.5     Directors and Officers of the Surviving Corporation...................................................    2

ARTICLE II CONVERSION OF SECURITIES..............................................................................    2
   2.1     Conversion of Capital Stock...........................................................................    2
   2.2     Exchange of Certificates..............................................................................    3
   2.3     Company Stock Plans and Warrants......................................................................    5
   2.4     Dissenting Shares.....................................................................................    6

ARTICLE III REPRESENTATIONS AND WARRANTIES OF THE COMPANY........................................................    7
   3.1     Organization, Standing and Power......................................................................    7
   3.2     Capitalization........................................................................................    9
   3.3     Subsidiaries..........................................................................................   10
   3.4     Authority; No Conflict; Required Filings and Consents.................................................   11
   3.5     SEC Filings; Financial Statements; Information Provided...............................................   13
   3.6     No Undisclosed Liabilities............................................................................   15
   3.7     Absence of Certain Changes or Events..................................................................   15
   3.8     Taxes.................................................................................................   15
   3.9     Owned and Leased Properties...........................................................................   16
   3.10    Intellectual Property.................................................................................   17
   3.11    Contracts.............................................................................................   20
   3.12    Litigation............................................................................................   23
   3.13    Environmental Matters.................................................................................   23
   3.14    Employee Benefit Plans................................................................................   24
   3.15    Compliance With Laws..................................................................................   26
   3.16    Permits...............................................................................................   26
   3.17    Labor Matters.........................................................................................   26
   3.18    Insurance.............................................................................................   27
   3.19    Opinion of Financial Advisor..........................................................................   27
   3.20    Takeover Statutes.....................................................................................   27
   3.21    Brokers...............................................................................................   27

ARTICLE IV REPRESENTATIONS AND WARRANTIES OF THE BUYER AND THE TRANSITORY SUBSIDIARY.............................   28
   4.1     Organization, Standing and Power......................................................................   28
   4.2     Authority; No Conflict; Required Filings and Consents.................................................   28
   4.3     Information Provided..................................................................................   29
   4.4     Operations of the Transitory Subsidiary...............................................................   30
   4.5     Financing.............................................................................................   30

ARTICLE V CONDUCT OF BUSINESS....................................................................................   30
   5.1     Covenants of the Company..............................................................................   30
   5.2     Confidentiality.......................................................................................   33

ARTICLE VI ADDITIONAL AGREEMENTS.................................................................................   33
   6.1     No Solicitation.......................................................................................   33
   6.2     Proxy Statement.......................................................................................   36
   6.3     Nasdaq Quotation......................................................................................   36
   6.4     Access to Information.................................................................................   36
   6.5     Stockholders Meeting..................................................................................   36
   6.6     Legal Conditions to the Merger........................................................................   37
   6.7     Public Disclosure.....................................................................................   39
   6.8     Indemnification.......................................................................................   39
   6.9     Notification of Certain Matters.......................................................................   40
   6.10    Exemption from Liability Under Section 16(b)..........................................................   40
   6.11    Employee Benefits.....................................................................................   41
   6.12    Service Credit........................................................................................   41
   6.13    Company 401(k) Plans..................................................................................   42
   6.14    Loans to Company Employees, Officers and Directors....................................................   42
   6.15    Takeover Statutes and Laws............................................................................   42
   6.16    Termination of Non-Employee Director Options..........................................................   42

ARTICLE VII CONDITIONS TO MERGER.................................................................................   42
   7.1     Conditions to Each Party's Obligation To Effect the Merger............................................   42
   7.2     Additional Conditions to Obligations of the Buyer and the Transitory Subsidiary.......................   43
   7.3     Additional Conditions to Obligations of the Company...................................................   44

ARTICLE VIII TERMINATION AND AMENDMENT...........................................................................   45
   8.1     Termination...........................................................................................   45
   8.2     Effect of Termination.................................................................................   46
   8.3     Fees and Expenses.....................................................................................   47
   8.4     Amendment.............................................................................................   48
   8.5     Extension; Waiver.....................................................................................   48

ARTICLE IX MISCELLANEOUS.........................................................................................   48
   9.1     Nonsurvival of Representations, Warranties and Agreements.............................................   48
   9.2     Notices...............................................................................................   49
   9.3     Entire Agreement......................................................................................   50
   9.4     No Third Party Beneficiaries..........................................................................   50
   9.5     Assignment............................................................................................   50
   9.6     Severability..........................................................................................   50
   9.7     Counterparts and Signature............................................................................   50
   9.8     Interpretation........................................................................................   51
   9.9     Governing Law.........................................................................................   51
   9.10    Remedies..............................................................................................   51
   9.11    Submission to Jurisdiction............................................................................   51
   9.12    WAIVER OF JURY TRIAL..................................................................................   52

Exhibit A         Form of Company Stockholder Agreement
Schedule A        Parties to Company Stockholder Agreements

                             TABLE OF DEFINED TERMS

                                                        Reference in
        Terms                                           Agreement
        -----                                           ---------
        Acquisition Proposal                            Section 6.1(f)
        Acquisition Proposal Assessment Period          Section 6.1(b)(i)
        Adverse Recommendation Notice                   Section 6.1(b)
        Affiliate                                       Section 3.2(c)
        Agreement                                       Preamble
        Alternative Acquisition Agreement               Section 6.1(b)(ii)
        Antitrust Laws                                  Section 6.6(b)
        Antitrust Order                                 Section 6.6(b)
        Bankruptcy and Equity Exception                 Section 3.4(a)
        Bonus Pool                                      Section 6.11
        Bonus Pool Period                               Section 6.11
        Business Day                                    Section 1.2
        Buyer                                           Preamble
        Buyer Common Stock                              Section 2.3(a)
        Buyer Disclosure Schedule                       Article IV
        Buyer Employee Plan                             Section 6.12
        Buyer Material Adverse Effect                   Section 4.1
        Buyer Stock Options                             Section 2.3(a)
        Certificate                                     Section 2.2(b)
        Certificate of Merger                           Section 1.1
        Change of Recommendation                        Section 6.1(b)
        Closing                                         Section 1.2
        Closing Date                                    Section 1.2
        Code                                            Section 2.2(f)
        Company                                         Preamble
        Company Balance Sheet                           Section 3.5(b)
        Company Board                                   Section 3.4(a)
        Company Common Stock                            Section 2.1(b)
        Company Disclosure Schedule                     Article III
        Company Employee Plans                          Section 3.14(a)
        Company ESPP                                    Section 2.3(e)
        Company Insiders                                Section 6.10(c)
        Company Intellectual Property                   Section 3.10(b)
        Company Leases                                  Section 3.9(b)
        Company Material Adverse Effect                 Section 3.1
        Company Material Contract                       Section 3.11(a)
        Company Meeting                                 Section 3.4(d)
        Company Obligations                             Section 3.6
        Company Permits                                 Section 3.16
        Company Preferred Stock                         Section 3.2(a)
        Company Registered Intellectual Property        Section 3.10(b)
        Company SEC Reports                             Section 3.5(a)
        Company Stock Options                           Section 2.3(a)

                                                        Reference in
        Terms                                           Agreement
        -----                                           ---------
        Company Stock Plans                             Section 2.3(c)
        Company Stockholder Agreements                  Preamble
        Company Stockholder Approval                    Section 3.4(a)
        Company Voting Proposal                         Section 3.4(a)
        Confidentiality Agreement                       Section 5.2
        Continuing Employees                            Section 6.11
        Contract                                        Section 3.4(b)
        Conversion Ratio                                Section 2.3(a)
        Costs                                           Section 6.8(a)
        DGCL                                            Preamble
        Dissenting Shares                               Section 2.4(a)
        Effective Time                                  Section 1.1
        Employee Benefit Plan                           Section 3.14(a)
        Environmental Law                               Section 3.13(b)
        ERISA                                           Section 3.14(a)
        ERISA Affiliate                                 Section 3.14(a)
        Exchange Act                                    Section 3.4(c)
        Exchange Agent                                  Section 2.2(a)
        Exchange Fund                                   Section 2.2(a)
        GAAP                                            Section 3.5(b)
        Governmental Entity                             Section 3.4(c)
        Hazardous Substance                             Section 3.13(c)
        HSR Act                                         Section 3.4(c)
        Indemnified Parties                             Section 6.8(a)
        Insurance Policies                              Section 3.18
        Intellectual Property                           Section 3.10(a)
        IRS                                             Section 3.14(b)
        Liens                                           Section 3.4(b)
        Maximum Premium                                 Section 6.8(c)
        Merger                                          Preamble
        Merger Consideration                            Section 2.1(c)
        Outside Date                                    Section 8.1(b)
        Person                                          Section 2.2(b)
        Potential Superior Proposal                     Section 6.1(a)
        Pre-Closing Period                              Section 5.1
        Proxy Statement                                 Section 3.5(c)
        Required Company Stockholder Vote               Section 3.4(d)
        Representatives                                 Section 6.1(a)
        SEC                                             Section 3.4(c)
        Section 16 Information                          Section 6.10(b)
        Securities Act                                  Section 3.2(c)
        Specified Time                                  Section 6.1(a)
        Subsidiary                                      Section 3.3(a)

                                                        Reference in
        Terms                                           Agreement
        -----                                           ---------
        Superior Proposal                               Section 6.1(f)
        Surviving Corporation                           Section 1.3
        Tax Returns                                     Section 3.8(a)
        Taxes                                           Section 3.8(a)
        Termination Fee                                 Section 8.3(b)
        Third Party Intellectual Property               Section 3.10(b)
        Transaction Documents                           Section 9.3
        Transitory Subsidiary                           Preamble
        Voting Debt                                     Section 3.2(d)
        Waiting Period                                  Section 8.1(f)
        Warrants                                        Section 2.3(e)

                          AGREEMENT AND PLAN OF MERGER

      THIS AGREEMENT AND PLAN OF MERGER (this "Agreement") is entered into as of October 6, 2004, by and among Computer Associates International, Inc., a Delaware corporation (the "Buyer"), Nova Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of the Buyer (the "Transitory Subsidiary"), and Netegrity, Inc., a Delaware corporation (the "Company").

      WHEREAS, the respective Boards of Directors of the Buyer and the Company deem it advisable and in the best interests of each corporation and their respective stockholders to consummate the Merger (as defined below) on the terms and conditions set forth herein;

      WHEREAS, the acquisition of the Company shall be effected through a merger (the "Merger") of the Transitory Subsidiary with and into the Company in accordance with the terms of this Agreement and the Delaware General Corporation Law (the "DGCL"), as a result of which the Company shall continue its existence and become a wholly owned subsidiary of the Buyer; and

      WHEREAS, concurrently with the execution and delivery of this Agreement and as a condition and inducement to the Buyer's willingness to enter into this Agreement, the stockholders of the Company listed on Schedule A have entered into Stockholder Agreements, dated as of the date of this Agreement, in the form attached hereto as Exhibit A (the "Company Stockholder Agreements"), pursuant to which such stockholders have, among other things, agreed to give the Buyer a proxy to vote shares of capital stock of the Company that such stockholders own in favor of the Company Voting Proposal (as defined below);

      NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth below, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Buyer, the Transitory Subsidiary and the Company agree as follows:

                                    ARTICLE I

                                   THE MERGER

      1.1 Effective Time of the Merger. Subject to the provisions of this Agreement, prior to the Closing, the Buyer and the Company shall jointly prepare, and immediately following the Closing the Surviving Corporation shall cause to be filed with the Secretary of State of Delaware, a certificate of merger (the "Certificate of Merger") in such form as is required by, and executed by the Company in accordance with, the relevant provisions of the DGCL and shall make all other filings or recordings required under the DGCL. The Merger shall become effective upon the filing of the Certificate of Merger with the Secretary of State of Delaware or at such later time as is established by the Buyer and the Company and set forth in the Certificate of Merger (the date and time at which the Merger becomes effective, the "Effective Time").

      1.2 Closing. The closing of the Merger (the "Closing") shall take place at 9:00 a.m., Eastern time, on a date to be specified by the Buyer and the Company (the "Closing Date"), which shall be no later than the second (2nd) Business Day after satisfaction or waiver of the conditions set forth in Article VII (other than delivery of items to be delivered at the Closing and other than satisfaction of those conditions that by their nature are to be satisfied at the Closing, it being understood that the occurrence of the Closing shall remain subject to the delivery of such items and the satisfaction or waiver of such conditions at the Closing), at the offices of Wilmer Cutler Pickering Hale and Dorr LLP, 60 State Street, Boston, Massachusetts, unless another date, place or time is agreed to in writing by the Buyer and the Company. For purposes of this Agreement, the term "Business Day" means any day ending on 11:59 p.m. (eastern time) other than a day on which banks in the State of New York are authorized or obligated to be closed.

      1.3 The Merger; Effects of the Merger. Subject to the provisions of this Agreement, at the Effective Time, the Transitory Subsidiary shall be merged with and into the Company, whereupon the separate corporate existence of the Transitory Subsidiary shall cease and the Company shall continue as the surviving corporation (the Company following the Merger is sometimes referred to herein as the "Surviving Corporation"). The Merger shall have the effects set forth in Section 259 of the DGCL.

      1.4 Certificate of Incorporation and By-laws. The Certificate of Incorporation of the Company, as in effect on the date of this Agreement, shall remain in effect, as amended at the Effective Time as provided in the next sentence and, as so amended, such Certificate of Incorporation shall be the Certificate of Incorporation of the Surviving Corporation until hereafter changed or amended as provided therein or by applicable law. ARTICLE FOURTH shall be deleted in its entirety and replaced with the following: "FOURTH. The total number of shares which the Corporation shall have authority to issue is 1,000 shares of Common Stock (the "Common Stock"), and the par value of each of such share is $0.01." The By-laws of the Transitory Subsidiary as in effect immediately prior to the Effective Time shall be the By-laws of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable law.

      1.5 Directors and Officers of the Surviving Corporation.

            (a) The directors of the Transitory Subsidiary immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation, each to hold office in accordance with the Certificate of Incorporation and By-laws of the Surviving Corporation.

            (b) The officers of the Company immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation, each to hold office in accordance with the Certificate of Incorporation and By-laws of the Surviving Corporation.

                                   ARTICLE II

                            CONVERSION OF SECURITIES

      2.1 Conversion of Capital Stock. As of the Effective Time, by virtue of the Merger and without any action on the part of the Transitory Subsidiary, the Company or any holder of shares of the capital stock of the Company or capital stock of the Transitory Subsidiary:

            (a) Capital Stock of the Transitory Subsidiary. Each share of the common stock of the Transitory Subsidiary issued and outstanding immediately prior to the Effective

Time shall be converted into and become one fully paid and nonassessable share of common stock, $0.01 par value per share, of the Surviving Corporation.

            (b) Cancellation of Treasury Stock and Buyer-Owned Stock. All shares of common stock, $0.01 par value per share, of the Company ("Company Common Stock") that are owned by the Company as treasury stock and any shares of Company Common Stock owned by the Buyer or the Transitory Subsidiary immediately prior to the Effective Time shall be cancelled and shall cease to exist and no payment shall be made with respect thereto.

            (c) Merger Consideration for Company Common Stock. Subject to
Section 2.2, each share of Company Common Stock (other than shares to be cancelled in accordance with Section 2.1(b) and Dissenting Shares (as defined in Section 2.4 below)) issued and outstanding immediately prior to the Effective Time shall be automatically converted into the right to receive $10.75 in cash per share, without interest (the "Merger Consideration"). As of the Effective Time, all such shares of Company Common Stock shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and each holder of a certificate representing any such shares of Company Common Stock shall cease to have any rights with respect thereto, except the right (other than in respect of Dissenting Shares) to receive the Merger Consideration pursuant to this Section 2.1(c) upon the surrender of such certificate in accordance with Section 2.2, without interest.

            (d) Adjustments to Merger Consideration. The Merger Consideration shall be adjusted to reflect fully the effect of any reclassification, stock split, reverse split, stock dividend (including any dividend or distribution of securities convertible into Company Common Stock), reorganization, recapitalization or other like change with respect to Company Common Stock occurring (or for which a record date is established) after the date hereof and prior to the Effective Time.

      2.2 Exchange of Certificates. The procedures for exchanging outstanding shares of Company Common Stock for the Merger Consideration pursuant to the Merger are as follows:

            (a) Exchange Agent. At or prior to the Effective Time, the Buyer shall deposit, or cause to be deposited, with a bank or trust company or paying agent mutually acceptable to the Buyer and the Company (the "Exchange Agent"), for the benefit of the holders of shares of Company Common Stock, for payment through the Exchange Agent in accordance with this Section 2.2, cash in an amount equal to the product of the Merger Consideration and the number of shares of Company Common Stock issued and outstanding immediately prior to the Effective Time (exclusive of any shares to be cancelled pursuant to Section 2.1(b)) (the "Exchange Fund"). The Exchange Agent shall invest the Exchange Fund as directed by the Buyer, provided that such investments shall be in obligations of or guaranteed by the United States of America, in commercial paper obligations rated A-1 or P-1 or better by Moody's Investors Service, Inc. or Standard & Poor's Corporation, respectively, or in certificates of deposit, bank repurchase agreements or banker's acceptances of commercial banks with capital exceeding $1 billion. Any interest and other income resulting from such investment shall become a part of the Exchange Fund, and any amounts in excess of the amounts payable under Section 2.1(c) shall be promptly returned to Buyer.

            (b) Exchange Procedures. Promptly (and in any event within five (5) Business Days) after the Effective Time, the Buyer shall cause the Exchange Agent to mail to each holder of record of a certificate which immediately prior to the Effective Time represented outstanding shares of Company Common Stock (each, a "Certificate") (i) a letter of transmittal in customary form and (ii) instructions for effecting the surrender of the Certificates in exchange for the Merger Consideration payable with respect thereto. Upon surrender of a Certificate for cancellation to the Exchange Agent, together with such letter of transmittal, duly executed, the holder of such Certificate shall be entitled to receive in exchange therefor the Merger Consideration that such holder has the right to receive pursuant to the provisions of this Article II, after giving effect to any required withholding taxes, and the Certificate so surrendered shall immediately be cancelled. No interest will be paid or accrued on the cash payable upon the surrender of such certificate or certificates. In the event of a transfer of ownership of Company Common Stock which is not registered in the transfer records of the Company, it will be a condition of payment of the Merger Consideration that the surrendered Certificate be properly endorsed, with signatures guaranteed, or otherwise in proper form for transfer and that that the Person requesting such payment will pay any transfer or other taxes required by reasons of the payment to a Person other than the registered holder of the surrendered Certificate or such Person will establish to the satisfaction of the Buyer that such taxes have been paid or are not applicable. Until surrendered as contemplated by this Section 2.2, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration as contemplated by this Section 2.2. For purposes of this Agreement, the term "Person" shall mean an individual, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization or other entity.

            (c) No Further Ownership Rights in Company Common Stock. All Merger Consideration paid upon the surrender for exchange of Certificates evidencing shares of Company Common Stock in accordance with the terms hereof shall be deemed to have been paid in satisfaction of all rights pertaining to such shares of Company Common Stock, and from and after the Effective Time there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of Company Common Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation or the Exchange Agent for any reason, they shall be cancelled and exchanged as provided in this
Article II.

            (d) Termination of Exchange Fund. Any portion of the Exchange Fund which remains undistributed to the holders of Company Common Stock one hundred eighty (180) days after the Effective Time shall be delivered to the Buyer, upon demand, and any former holder of Company Common Stock who has not previously complied with this Section 2.2 shall be entitled to receive only from the Buyer payment of its claim for Merger Consideration, without interest.

            (e) No Liability. To the extent permitted by applicable law, none of the Buyer, the Transitory Subsidiary, the Company, the Surviving Corporation or the Exchange Agent shall be liable to any holder of shares of Company Common Stock delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

            (f) Withholding Rights. Each of the Buyer and the Surviving Corporation shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of shares of Company Common Stock such amounts as it is required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code of 1986, as amended (the "Code"), or any other applicable state, local or foreign Tax law. To the extent that amounts are so withheld by the Surviving Corporation or the Buyer, as the case may be, such withheld amounts (i) shall be remitted by the Buyer or the Surviving Corporation, as the case may be, to the applicable Governmental Entity, and (ii) shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Company Common Stock in respect of which such deduction and withholding was made by the Surviving Corporation or the Buyer, as the case may be.

            (g) Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed, and, if required by the Buyer, the posting by such Person of a bond in such reasonable amount as the Buyer may direct as indemnity against any claim that may be made against it with respect to such certificate, the Exchange Agent shall pay, in exchange for such lost, stolen or destroyed Certificate, the Merger Consideration to be paid in respect of the shares of Company Common Stock formerly represented thereby pursuant to this Agreement.

      2.3 Company Stock Plans and Warrants.

            (a) At the Effective Time, by virtue of the Merger and without any action on the part of any holder of outstanding options to purchase Company Common Stock ("Company Stock Options"), each Company Stock Option, whether vested or unvested, and all stock option plans or other equity-related plans of the Company (the "Company Stock Plans") themselves, insofar as they relate to outstanding Company Stock Options, shall be assumed by the Buyer and shall become an option to acquire, on the same terms and conditions as were applicable under the Company Stock Option immediately prior to the Effective Time, the number of shares of common stock, $0.10 par value per share, of the Buyer ("Buyer Common Stock;" such options, "Buyer Stock Options") determined as follows: (i) the number of shares of Buyer Common Stock subject to each Company Stock Option assumed by the Buyer shall be determined by multiplying the number of shares of Company Common Stock that were subject to such Company Stock Option immediately prior to the Effective Time by the Conversion Ratio (as defined below), and rounding the resulting number down to the nearest whole number of shares of Buyer Common Stock; and (ii) the per share exercise price for the Buyer Common Stock issuable upon exercise of each Company Stock Option assumed by the Buyer shall be determined by dividing the per share exercise price of Company Common Stock subject to such Company Stock Option, as in effect immediately prior to the Effective Time, by the Conversion Ratio, and rounding the resulting exercise price up to the nearest whole cent. Any restrictions on the exercise of any Company Stock Option assumed by the Buyer shall continue in full force and effect and the term, exercisability, vesting schedule and other provisions of such Company Stock Option shall otherwise remain unchanged as a result of the assumption of such Company Stock Option (other than as set forth in any agreement in effect as of the date of this Agreement and listed in
Section 2.3(a) of the Company Disclosure Schedule). The "Conversion Ratio" shall be equal to the fraction having a numerator equal to $10.75 and having denominator equal to the average of the closing sale prices of a share of Buyer Common Stock as reported on The New

York Stock Exchange for each of the five (5) consecutive trading days immediately preceding the Closing Date; provided, however, that if, between the date of this Agreement and the Effective Time, the outstanding shares of Company Common Stock or Buyer Common Stock are changed into a different number or class of shares by reason of any stock split, division or subdivision of shares, stock dividend, reverse stock split, consolidation of shares, reclassification, recapitalization or other similar transaction, then the Conversion Ratio shall be adjusted to the extent appropriate; provided, however, that with respect to any Company Stock Option which is an "incentive stock option", within the meaning of Section 422 of the Code, the adjustments provided in this Section shall, if applicable, be modified in a manner so that the adjustments are consistent with requirements of Section 424(a) of the Code.

            (b) Prior to the Effective Time, the Company shall take any actions that are necessary to accomplish the provisions of Section 2.3(a).

            (c) Within five (5) Business Days following the Effective Time, the Buyer shall deliver to the participants in the Company Stock Plans an appropriate notice setting forth such participants' rights pursuant to the Company Stock Options, as provided in this Section 2.3.

            (d) The Buyer shall take all corporate action necessary to reserve for issuance a sufficient number of shares of Buyer Common Stock for delivery upon exercise of the Company Stock Options assumed in accordance with this Section. Within five (5) Business Days following the Effective Time, the Buyer shall have filed a registration statement on Form S-8 (or any successor form) or another appropriate form with respect to the shares of Buyer Common Stock subject to such options and shall use its reasonable best efforts to maintain the effectiveness of such registration statement or registration statements (and maintain the current status of the prospectus or prospectuses contained therein) for so long as such options remain outstanding.

            (e) At the Effective Time, by virtue of the Merger and without any action on the part of the holder of the warrants to purchase Company Common Stock ("Warrants") issued pursuant to the Warrant Agreement dated August 2, 1999 between the Company and General Electric Company, the holder of the Warrants shall have the right, upon exercise of the Warrants and in accordance with
Section 8.2 of such warrant agreement, only to receive in cash the amount of Merger Consideration receivable at the Effective Time by a holder of the number of shares of Company Common Stock for which the Warrants may have been exercised immediately prior to the Effective Time. The Surviving Corporation expressly assumes the obligation to deliver, upon exercise, such cash.

            (f) The Company shall terminate its 2002 Employee Stock Purchase Plan (the "Company ESPP") in accordance with its terms as of or prior to the Effective Time.

      2.4 Dissenting Shares.

            (a) Notwithstanding anything to the contrary contained in this Agreement, shares of Company Common Stock held by a holder who has not voted in favor of the Merger or consented thereto in writing and who has demanded appraisal rights in respect of such shares of Company Common Stock in accordance with the DGCL (any such shares being referred to as

"Dissenting Shares" until such time as such holder fails to perfect or otherwise loses such holder's appraisal rights under the DGCL with respect to such shares) shall not be converted into or represent the right to receive Merger Consideration in accordance with Section 2.1, but shall be entitled only to such rights as are granted by the DGCL to a holder of Dissenting Shares.

            (b) If any Dissenting Shares shall lose their status as such (through failure to perfect or otherwise), then, as of the later of the Effective Time or the date of loss of such status, such shares shall automatically be converted into and shall represent only the right to receive Merger Consideration in accordance with Section 2.1, without interest thereon, upon surrender of the Certificate formerly representing such shares.

            (c) The Company shall give the Buyer: (i) prompt notice of any written demand for appraisal received by the Company prior to the Effective Time pursuant to the DGCL, any withdrawal of any such demand and any other demand, notice or instrument delivered to the Company prior to the Effective Time pursuant to the DGCL that relate to such demand; and (ii) the opportunity to direct and participate in all negotiations and proceedings with respect to any such demand, notice or instrument. The Company shall not make any payment or settlement offer prior to the Effective Time with respect to any such demand, notice or instrument, unless the Buyer shall have given its prior written consent to such payment or settlement offer.

                                   ARTICLE III

                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

      The Company represents and warrants to the Buyer and the Transitory Subsidiary that the statements contained in this Article III are true and correct, except as set forth in the disclosure schedule delivered by the Company to the Buyer and the Transitory Subsidiary prior to the execution of this Agreement (the "Company Disclosure Schedule"). The Company Disclosure Schedule shall be arranged in sections and paragraphs corresponding to the numbered and lettered sections and paragraphs contained in this Article III, and the disclosure in any Section or paragraph shall qualify (a) the corresponding Section or paragraph in this Article III and (b) the other sections and paragraphs in this Article III to the extent that it is reasonably apparent from a reading of such disclosure that it also qualifies or applies to such other sections and paragraphs.

      3.1 Organization, Standing and Power. The Company is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, has all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as now being conducted and is duly qualified to do business and, where applicable as a legal concept, is in good standing as a foreign corporation in each jurisdiction in which the character of the properties it owns, operates or leases or the nature of its activities makes such qualification necessary, except for such failures to be so organized, qualified or in good standing, individually or in the aggregate, that have not had, and are not reasonably likely to have, a Company Material Adverse Effect. The Company has made available to the

Buyer a complete and correct copy of the Company's certificate of incorporation and by-laws, each as amended to the date hereof. The Company's certificates of incorporation and by-laws so delivered are in full force and effect. The Company has made available to the Buyer correct and complete copies of the minutes of all meetings of the stockholders, the Company Board and each committee of the Board of Directors of the Company and each of its Subsidiaries held between January 1, 2002 and September 30, 2004 (excluding all names and information required to be redacted in compliance with applicable laws governing the sharing of information and information relating to the Company's consideration and exploration of strategic alternatives). For purposes of this Agreement, the term "Company Material Adverse Effect" means any material adverse change, event, circumstance or development with respect to, or material adverse effect on, the business, assets, financial condition or results of operations of the Company and its Subsidiaries, taken as a whole; provided, however, that none of the following, in and of itself or themselves, shall constitute a Company Material Adverse Effect:

            (a) changes that are the result of general economic or business conditions in the United States, Europe or Israel or acts of war or terrorism;

            (b) changes that are the result of factors generally affecting the industries or markets in which the Company operates;

            (c) any adverse change, effect or circumstance proximately caused by the pendency or the announcement of the transactions contemplated by this Agreement (provided that the exclusion set forth in this clause (c) shall not apply to the use of the term "Company Material Adverse Effect" in Section 3.4(b), 3.4(c), 3.11(c) or 3.12 or in Section 7.2(a) in connection with a breach of any such representations and warranties);

            (d) changes in applicable law, rule or regulations or generally accepted accounting principles or the interpretation thereof after the date hereof;

            (e) any out of pocket expenses (including filing fees and legal expenses specifically with respect to any litigation arising from the transactions contemplated by this Agreement) directly incurred in connection with the transaction contemplated by this Agreement and in accordance with its terms;

            (f) any failure by the Company to meet any estimates of revenues or earnings for any period ending on or after the date of this Agreement and prior to the Closing; provided, that, the exception in this clause shall not prevent or otherwise affect a determination that any change, effect, circumstance or development underlying such failure has resulted in, or contributed to, a Company Material Adverse Effect; and

            (g) a decline in the price of the Company Common Stock on The Nasdaq National Market; provided, that, the exception in this clause shall not prevent or otherwise affect a determination that any change, effect, circumstance or development underlying such decline has resulted in, or contributed to, a Company Material Adverse Effect;

provided, further, that, with respect to clauses (a), (b) and (d), such change, event, circumstance or development does not (i) primarily relate only to (or have the effect of primarily relating only to) the Company and its Subsidiaries or (ii) disproportionately adversely affect the Company and its Subsidiaries compared to other companies of similar size operating in the industry in which the Company and its Subsidiaries operate.

      3.2 Capitalization.

            (a) The authorized capital stock of the Company as of the date of this Agreement consists of 135,000,000 shares of Company Common Stock and 5,000,000 shares of preferred stock, $0.01 par value per share ("Company Preferred Stock"). As of October 1, 2004, (i) 38,473,706 shares of Company Common Stock were issued and outstanding, and (ii) no shares of Company Preferred Stock were issued or outstanding and (iii) Company Stock Options to purchase an aggregate of 6,397,234 shares of Company Common Stock were outstanding. Since October 1, 2004, no shares of Company Common Stock or Company Preferred Stock have been issued by the Company, except Company Common Stock issued upon exercise of outstanding Company Stock Options.

            (b) Section 3.2(b) of the Company Disclosure Schedule sets forth a complete and accurate list, as of the date specified therein, of: (i) all Company Stock Plans, indicating for each Company Stock Plan, as of such date, the number of shares of Company Common Stock issued under such Plan, the number of shares of Company Common Stock subject to outstanding options under such Plan and the number of shares of Company Common Stock reserved for future issuance under such Plan; and (ii) all outstanding Company Stock Options, indicating with respect to each such Company Stock Option the name of the holder thereof, the Company Stock Plan under which it was granted, the number of shares of Company Common Stock subject to such Company Stock Option, the exercise price, the date of grant, and the vesting schedule, including whether (and to what extent) the vesting will be accelerated in any way by the Merger or by termination of employment or change in position following consummation of the Merger. The Company has made available to the Buyer complete and accurate copies of all Company Stock Plans and the forms of all stock option agreements evidencing Company Stock Options.

            (c) Except (i) as set forth in this Section 3.2 and (ii) as reserved for future grants under Company Stock Plans, as of the date of this Agreement,
(A) there are no equity securities of any class of the Company, or any security exchangeable into or exercisable for such equity securities, issued, reserved for issuance or outstanding and (B) there are no options, warrants, equity securities, calls, rights, commitments or agreements of any character to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound obligating the Company or any of its Subsidiaries to issue, exchange, transfer, deliver or sell, or cause to be issued, exchanged, transferred, delivered or sold, additional shares of capital stock or other equity interests of the Company or any security or rights convertible into or exchangeable or exercisable for any such shares or other equity interests, or obligating the Company or any of its Subsidiaries to grant, extend, accelerate the vesting of, otherwise modify or amend or enter into any such option, warrant, equity security, call, right, commitment or agreement. The Company does not have any outstanding stock appreciation rights, phantom stock, performance based rights or similar rights or obligations. Other than the Company Stockholder Agreements, neither the Company nor any of its Affiliates is a party to or is bound by any agreements or understandings with respect to the voting (including voting trusts and proxies) or sale or transfer (including agreements imposing transfer restrictions) of any shares of capital stock or other equity interests of the Company. For purposes of this Agreement, the term "Affiliate" when used with respect to any party shall mean any Person who is an "affiliate" of that party within the meaning of Rule 405 promulgated under the Securities Act of 1933, as amended (the "Securities Act"). There are no registration rights, and, as of the date of this Agreement, there is no rights agreement, "poison pill" anti-takeover plan or other similar plan, device or arrangement to which the Company or any of its Subsidiaries is a party or by which it or they are bound with respect to any equity security of any class of the Company.

            (d) All outstanding shares of Company Common Stock are, and all shares of Company Common Stock subject to issuance as specified in Section 3.2(b) above, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be, duly authorized, validly issued, fully paid and nonassessable and not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any other right of any kind under any provision of the DGCL, the Company's Certificate of Incorporation or By-laws, any agreement to which the Company is a party or is otherwise bound or otherwise that obligate the Company to issue or sell any shares of capital stock or other securities of the Company or any securities or obligations convertible or exchangeable into or exercisable for, or giving any Person a right to subscribe for or acquire, any securities of the Company, and no securities or obligations evidencing such rights are authorized, issued or outstanding. The Company does not have outstanding any bonds, debentures, notes or other obligations the holders of which have the right to vote (or convertible into or exercisable for securities having the right to vote) with the stockholders of the Company on any matter ("Voting Debt"). The Company does not own, directly or indirectly, any voting interest in any Person that requires an additional filing by the Buyer under the HSR Act.

            (e) There are no obligations, contingent or otherwise, of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of Company Common Stock or the capital stock of the Company or any of its Subsidiaries.

      3.3 Subsidiaries.

            (a) Section 3.3 of the Company Disclosure Schedule sets forth, as of the date of this Agreement, for each Subsidiary of the Company: (i) its name;
(ii) the number and type of outstanding equity securities and a list of the holders thereof; and (iii) the jurisdiction of organization. For purposes of this Agreement, the term "Subsidiary" means, with respect to any Person, any other Person of which at least a majority of the securities or ownership interests having by their terms voting power to elect a majority of the board of directors or other persons performing similar functions is directly or indirectly owned or controlled by such Person or by one or more of its respective Subsidiaries.

            (b) Each Subsidiary of the Company is a corporation or other entity duly organized, validly existing and in good standing (to the extent such concepts are applicable) under the laws of the jurisdiction of its incorporation or organization, has all requisite corporate or organization power and authority to own, lease and operate its properties and assets and to carry on its business as now being conducted and as proposed to be conducted, and is duly qualified to do business and is in good standing as a foreign corporation (to the extent such concepts are applicable) in each jurisdiction where the character of its properties owned, operated or leased or the nature of its activities makes such qualification necessary, except for such failures to be so organized, qualified or in good standing, individually or in the aggregate, that have not had, and are not reasonably likely to have, a Company Material Adverse Effect.

All of the outstanding shares of capital stock and other equity securities or interests of each Subsidiary of the Company are duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights and all such shares or securities other than directors' qualifying shares in the case of non-U.S. Subsidiaries, all of which the Company has the power to cause to be transferred for no or nominal consideration to the Company or the Company's designee are owned, of record and beneficially, by the Company or another of its Subsidiaries free and clear of all security interests, liens, claims, pledges, agreements, limitations in the Company's voting rights, charges or other encumbrances. There are no outstanding or authorized options, warrants, rights, agreements or commitments to which the Company or any of its Subsidiaries is a party or which are binding on any of them providing for the issuance, disposition or acquisition of any capital stock of any Subsidiary of the Company. There are no outstanding stock appreciation, phantom stock or similar rights with respect to any Subsidiary of the Company. There are no voting trusts, proxies or other agreements or understandings with respect to the voting of any capital stock of any Subsidiary of the Company.

            (c) The Company has made available to the Buyer complete and accurate copies of the charter, by-laws or other organizational documents of each Subsidiary of the Company, and all such documents are in full force and effect.

            (d) The Company does not control directly or indirectly or have any direct or indirect equity participation or similar interest in any corporation, partnership, limited liability company, joint venture, trust or other business association or entity which is not a Subsidiary of the Company, other than securities in a publicly traded company held for investment by the Company or any of its Subsidiaries and consisting of less than 1% of the outstanding capital stock of such company. Each such investment is listed on Section 3.3(d) of the Company Disclosure Schedule.

      3.4 Authority; No Conflict; Required Filings and Consents.

            (a) The Company has all requisite corporate power and authority to enter into this Agreement and, subject to the adoption of this Agreement (the "Company Voting Proposal") by the Company's stockholders under the DGCL (the "Company Stockholder Approval"), to consummate the transactions contemplated by this Agreement. Without limiting the generality of the foregoing, the Board of Directors of the Company (the "Company Board"), at a meeting duly called and held, by the unanimous vote of all directors (i) determined that the Merger is fair and in the best interests of the Company and its stockholders, (ii) approved this Agreement and declared its advisability in accordance with the provisions of the DGCL, (iii) directed that this Agreement be submitted to the stockholders of the Company for their adoption and resolved to recommend that the stockholders of the Company vote in favor of the adoption of this Agreement, and (iv) to the extent necessary, adopted a resolution having the effect of causing the Company not to be subject to any state takeover law or similar law that might otherwise apply to the Merger and any other transactions contemplated by this Agreement. The execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement by the Company have been duly authorized by all necessary corporate action on the part of the Company, subject only to the required receipt of the Company Stockholder Approval. This Agreement has been duly executed and delivered by the Company and constitutes the valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights and to general equity principles (the "Bankruptcy and Equity Exception").

            (b) The execution and delivery of this Agreement by the Company do not, and the consummation by the Company of the transactions contemplated by this Agreement will not, (i) conflict with, or result in any violation or breach of, any provision of the Certificate of Incorporation or By-laws of the Company or of the charter, by-laws, or other organizational document of any Subsidiary of the Company, (ii) conflict with, or result in any violation or breach of, or constitute (with or without notice or lapse of time, or both) a default (or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any material benefit) under, require a consent or waiver under, constitute a change in control under, require the payment of a penalty under or result in the imposition of any mortgage, security interest, pledge, lien, charge or encumbrance ("Liens") on the Company's or any of its Subsidiary's assets under, any of the terms, conditions or provisions of any lease, license, contract or other agreement, instrument or obligation, written or oral, to which the Company or any of its Subsidiaries is a party or by which any of them or any of their properties or assets may be bound (a "Contract"), or (iii) subject to obtaining the Company Stockholder Approval and compliance with the requirements specified in clauses (i) through (v) of Section 3.4(c), conflict with or violate any permit, concession, franchise, license, judgment, injunction, order, decree, statute, law, ordinance, rule or regulation applicable to the Company or any of its Subsidiaries or any of its or their respective properties or assets, except in the case of clauses (ii) and (iii) of this Section 3.4(b) for any such conflicts, violations, breaches, defaults, terminations, cancellations, accelerations, losses, penalties or Liens, and for any consents or waivers not obtained, that, individually or in the aggregate, have not had, and are not reasonably likely to have, a Company Material Adverse Effect or prevent or materially delay consummation of the Merger. Section 3.4(b)(ii) of the Company Disclosure Schedule sets forth a list of all consents or waivers required to be obtained under the Company Material Contracts in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby.

            (c) No consent, approval, license, permit, order or authorization of, or registration, declaration, notice or filing with, any court, arbitrational tribunal, administrative agency or commission or other governmental or regulatory authority, agency or instrumentality (a "Governmental Entity"), or any stock market or stock exchange on which shares of Company Common Stock are listed for trading is required by or with respect to the Company or any of its Subsidiaries in connection with the execution and delivery of this Agreement by the Company or the consummation by the Company of the transactions contemplated by this Agreement, except for (i) the premerger notification requirements under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), (ii) the filing of the Certificate of Merger with the Delaware Secretary of State and appropriate corresponding documents with the appropriate authorities of other U.S. states in which the Company is qualified as a foreign corporation to transact business, (iii) the filing of the Proxy Statement with the Securities and Exchange Commission (the "SEC") in accordance with the Securities Exchange Act of 1934, as amended (the "Exchange Act"), (iv) the filing of such reports, schedules or materials under
Section 13 of or Rule 14a-12 under the Exchange Act as may be required in connection with this Agreement and the transactions contemplated hereby, (v) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable U.S.

state securities laws and (vi) such other consents, approvals, licenses, permits, orders, authorizations, registrations, declarations, notices and filings as may be required under applicable U.S. state or local laws which, if not obtained or made, would not be reasonably likely to have a Company Material Adverse Effect or prevent or materially delay consummation of the Merger.

            (d) The affirmative vote for adoption of the Company Voting Proposal by the holders of at least a majority of the outstanding shares of Company Common Stock on the record date for the meeting of the Company's stockholders (the "Company Meeting") to consider the Company Voting Proposal (the "Required Company Stockholder Vote") is the only vote of the holders of any class or series of the Company's capital stock or other securities necessary for the adoption of this Agreement and for the consummation by the Company of the other transactions contemplated by this Agreement.

      3.5 SEC Filings; Financial Statements; Information Provided.

            (a) The Company has filed all registration statements, forms, reports and other documents required to be filed by the Company with the SEC since January 1, 2002. All such registration statements, forms, reports and other documents (including those that the Company may file after the date hereof until the Closing) are referred to herein as the "Company SEC Reports." The Company SEC Reports (i) were or will be filed on a timely basis, (ii) at the time filed, complied, or will comply when filed, as to form in all material respects with the applicable requirements of the Securities Act and the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Company SEC Reports, and (iii) did not or will not at the time they were or are filed contain any untrue statement of a material fact or omit to state a material fact required to be stated in such Company SEC Reports or necessary in order to make the statements in such Company SEC Reports, in the light of the circumstances under which they were made, not misleading. No Subsidiary of the Company is subject to the reporting requirements of Section 13(a) or Section 15(d) of the Exchange Act. There are no off-balance sheet structures or transactions with respect to the Company or any of its Subsidiaries that would be required to be reported or set forth in the Company SEC Reports.

            (b) Each of the consolidated financial statements (including, in each case, any related notes and schedules) contained or to be contained in or incorporated by reference in the Company SEC Reports at the time filed (i) complied or will comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto and (ii) were or will be prepared in accordance with United States generally accepted accounting principles ("GAAP") applied on a consistent basis throughout the periods involved (except as may be indicated in the notes to such financial statements or, in the case of unaudited interim financial statements, as permitted by the SEC on Form 10-Q under the Exchange Act). Each of the consolidated balance sheets (including, in each case, any related notes and schedules) contained or to be contained or incorporated by reference in the Company SEC Reports at the time filed fairly presented or will fairly present in all material respects the consolidated financial position of the Company and its Subsidiaries as of the dates indicated and each of the consolidated statements of income and of changes in financial position contained or to be contained or incorporated by reference in the Company SEC Reports (including, in each case, any related notes and schedules) fairly presented or will fairly present in all material respects the consolidated results of operations, retained earnings and changes in financial position, as the case may be, of the Company and its Subsidiaries for the periods set forth therein, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments. The consolidated, unaudited balance sheet of the Company as of June 30, 2004 is referred to herein as the "Company Balance Sheet."

            (c) The information to be supplied by or on behalf of the Company for inclusion in the proxy statement to be sent to the stockholders of the Company (the "Proxy Statement") in connection with the Company Meeting shall not, on the date the Proxy Statement is first mailed to stockholders of the Company or at the time of the Company Meeting, contain any statement which, at such time and in light of the circumstances under which it shall be made, is false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements made in the Proxy Statement not false or misleading in light of the circumstances under which they were or shall be made; or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Company Meeting which has become false or misleading. If at any time prior to the Company Meeting any fact or event relating to the Company or any of its Affiliates which should be set forth in a supplement to the Proxy Statement should be discovered by the Company or should occur, the Company shall, promptly after becoming aware thereof, inform the Buyer of such fact or event.

            (d) The Company maintains disclosure controls and procedures required by Rule 13a-15 or 15d-15 under the Exchange Act. Such disclosure controls and procedures are effective to ensure that all material information concerning the Company is made known on a timely basis to the individuals responsible for the preparation of the Company's filings with the SEC and other public disclosure documents. The Company has disclosed, based on its most recent evaluation prior to the date hereof, to the Company's auditors and the audit committee of the Company Board (A) any significant deficiencies in the design or operation of internal controls which could adversely affect in any material respect the Company's ability to record, process, summarize and report financial data and has identified for the Company's auditors any material weaknesses in internal controls and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company's internal controls. The Company has made available to Buyer a summary of any such disclosure made by management to the Company's auditors and audit committee since January 1, 2003. Since January 1, 2003, no former or current employee of the Company or any of its Subsidiaries has alleged to any of the senior officers of the Company that the Company or any of its Subsidiaries has engaged in questionable accounting or auditing practices. No attorney representing the Company or any of its Subsidiaries, whether or not employed by the Company or any of its Subsidiaries, has reported evidence of a violation of securities laws, breach of fiduciary duty or similar violation by the Company or any of its officers, directors, employees or agents to the Company Board or any committee thereof or to any director or officer of the Company.

            (e) The Company is in compliance with the applicable listing and other rules and regulations of The Nasdaq National Market and has not since January 1, 2002 received any notice from The Nasdaq National Market asserting any non-compliance with such rules and regulations.

            (f) The Company is in compliance in all material respects with the applicable provisions of the Sarbanes-Oxley Act of 2002.

      3.6 No Undisclosed Liabilities. Except as disclosed in the Company SEC Reports filed prior to the date of this Agreement and except for obligations or liabilities incurred in the ordinary course of business after the date of the Company Balance Sheet, the Company and its Subsidiaries do not have any obligations or liabilities of any nature, whether or not accrued, contingent or otherwise and whether or not required to be disclosed in the Company SEC Reports, including those relating to matters involving any Environmental Law (any such obligations or liabilities, "Company Obligations"), that are material, individually or in the aggregate, and that are required by GAAP to be shown as a liability on a consolidated balance sheet of the Company. To the knowledge of the Company, the Company and its Subsidiaries do not have any other Company Obligations, except (a) as disclosed in the Company SEC Reports filed prior to the date of this Agreement and (b) for such Company Obligations that, individually or in the aggregate, have not had, and are not reasonably likely to have, a Company Material Adverse Effect.

      3.7 Absence of Certain Changes or Events. Except as disclosed in the Company SEC Reports filed prior to the date of this Agreement, since the date of the Company Balance Sheet, each of the Company and its Subsidiaries has conducted their respective businesses only in the ordinary course of business and, since such date, there has not been (i) any change, event, circumstance or development that, individually or in the aggregate, has had, or is reasonably likely to have, a Company Material Adverse Effect, or (ii) any other action or event that would have required the consent of the Buyer under Section 5.1 of this Agreement had such action or event occurred after the date of this Agreement.

      3.8 Taxes.

            (a) The Company and each of its Subsidiaries has filed all Tax Returns that it was required to file, and all such Tax Returns were correct and complete, except for any failure to file or errors or omissions that, individually or in the aggregate, has not had, and is not reasonably likely to have, a Company Material Adverse Effect. The Company and each of its Subsidiaries has paid on a timely basis all Taxes that are shown to be due on any such Tax Returns. The unpaid Taxes of the Company and its Subsidiaries for Tax periods through the date of the Company Balance Sheet do not exceed the accruals and reserves for Taxes set forth on the Company Balance Sheet exclusive of any accruals and reserves for "deferred taxes" or similar items that reflect timing differences between Tax and financial accounting principles. All liabilities for Taxes that arose since the date of the Company Balance Sheet arose in the ordinary course of business. All Taxes that the Company or any of its Subsidiaries is or was required by law to withhold or collect have been duly withheld or collected and, to the extent required, have been paid to the proper Governmental Entity. For purposes of this Agreement, (i) "Taxes" means all taxes, charges, fees, levies or other similar assessments or liabilities, including income, gross receipts, ad valorem, windfall profits, premium, value-added, excise, real property, personal property, sales, use, services, transfer, withholding, employment, severance, payroll and franchise taxes imposed by the United States of America or any state, local or foreign government, or any agency thereof, or other political subdivision of the United States or any such government, and any interest, fines, penalties, assessments or additions to tax resulting from, attributable to or incurred in connection with any tax or any contest or dispute thereof and (ii) "Tax Returns" means all reports, returns, declarations, statements or other information required to be supplied to a taxing authority in connection with Taxes.

            (b) The Company has made available to the Buyer correct and complete copies of (i) all federal income Tax Returns, examination reports and statements of deficiencies assessed against or agreed to by the Company since January 1, 2002 and (ii) any "closing agreement" as described in Section 7121 of the Code (or any similar provision of state, local or foreign Tax law) applicable to the Company or any of its Subsidiaries. The federal income Tax Returns of the Company and each of its Subsidiaries have been audited by the Internal Revenue Service or are closed by the applicable statute of limitations for all taxable years through the taxable year specified in Section 3.8(b) of the Company Disclosure Schedule. The Company has made available to the Buyer correct and complete copies of all other Tax Returns of the Company and its Subsidiaries together with all related examination reports and statements of deficiency for all periods from and after January 1, 2002. No examination or audit of any Tax Return of the Company or any of its Subsidiaries by any Governmental Entity is currently in progress or, to the knowledge of the Company, threatened or contemplated. Neither the Company nor any of its Subsidiaries has been informed by any Governmental Entity that the Governmental Entity believes that the Company or any of its Subsidiaries was required to file any Tax Return that was not filed. Neither the Company nor any of its Subsidiaries has waived any statute of limitations with respect to Taxes or agreed to an extension of time with respect to a Tax assessment or deficiency. Neither the Company nor any of its Subsidiaries has undergone, nor will the Company or any of its Subsidiaries undergo as a result of the transactions contemplated by this Agreement, a change in its method of accounting resulting in an adjustment to its taxable income pursuant to Section 481 of the Code.

            (c) Neither the Company nor any of its Subsidiaries: (i) has made any payments, is obligated to make any payments, or is a party to any agreement that could obligate it to make any payments that will be treated as an "excess parachute payment" under Section 280G of the Code; or (ii) has any actual or potential liability for any Taxes of any Person (other than the Company and its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of law in any jurisdiction), or as a transferee or successor, by contract or otherwise.

            (d) Neither the Company nor any of its Subsidiaries (i) is or has ever been a member of a group of corporations with which it has filed (or been required to file) consolidated, combined or unitary Tax Returns, other than a group of which only the Company and its Subsidiaries are or were members or (ii) is a party to or bound by any Tax indemnity, Tax sharing or Tax allocation agreement.

      3.9 Owned and Leased Properties.

            (a) The Company owns no real property.

            (b) Section 3.9(b) of the Company Disclosure Schedule sets forth a complete and accurate list as of the date of this Agreement of all real property leased, subleased or licensed by the Company or any of its Subsidiaries as lessor, lessee, sublessor, sublessee, licensor or licensee (collectively "Company Leases") and the location of the premises. Each of the Company Leases is in full force and effect. Neither the Company nor any of its Subsidiaries nor, to the Company's knowledge, any other party to any Company Lease is in default under any of the Company Leases, except where the existence of such defaults, individually or in the aggregate, has not had, and is not reasonably likely to have, a Company Material Adverse Effect. Neither the Company nor any of its Subsidiaries leases, subleases or licenses any real property to any Person other than the Company and its Subsidiaries. The Company has made available to the Buyer complete and accurate copies of all Company Leases.

            (c) The Company and each of its Subsidiaries has good and marketable title to, or valid leasehold interests in, all of its material tangible assets and properties, except for such tangible assets and properties as are disposed in the ordinary course of business and except for defects in title, easements, restrictive covenants, Taxes that are not yet delinquent and similar encumbrances that, individually or in the aggregate, are not reasonably likely to have a Company Material Adverse Effect. All such material tangible assets and properties, other than assets and properties in which the Company or any of its Subsidiaries has a leasehold interest, are free and clear of all Liens, except for (i) Liens for Taxes not yet due and payable, that are payable without penalty or that are being contested in good faith and for which adequate reserves have been recorded, (ii) Liens for assessments and other governmental charges or liens of landlords, carriers, warehousemen, mechanics and repairmen incurred in the ordinary course of business, in each case for sums not yet due and payable or due but not delinquent or being contested in good faith by appropriate proceedings, (iii) Liens incurred in the ordinary course of business in connection with workers' compensation, unemployment insurance and other types of social security or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government contracts, performance and return of money bonds and similar obligations, and (iv) Liens that do not materially interfere with the conduct of the Company's business and do not materially affect the use or value of the Company's assets.

      3.10 Intellectual Property.

            (a) The Company and its Subsidiaries own, license, sublicense or otherwise possess legally enforceable rights to use all Intellectual Property used in or necessary to conduct the business of the Company and its Subsidiaries as currently conducted, other than those rights the absence of which, individually or in the aggregate, has not had, and is reasonably likely not to have, a Company Material Adverse Effect. For purposes of this Agreement, the term "Intellectual Property" means (i) patents, trademarks, service marks, trade names, domain names, copyrights, designs and trade secrets, (ii) inventions, discoveries, ideas, processes, formulae, methods, schematics, technology, know-how, computer software programs (including, without limitation, source code, operating systems, applications, documentation, specifications, files, and other materials related thereto), published and unpublished works of authorship, data and databases, (iii) other tangible or intangible proprietary or confidential information and materials, and (iv) all applications for or registrations of any of the foregoing and all rights in or to any of the foregoing.

            (b) The execution and delivery of this Agreement by the Company, the performance by the Company of its obligations under this Agreement, and the consummation by the Company of the Merger will not result in the breach, termination or modification of the terms of, or create on behalf of any third party the right to terminate or modify, (i) any license, sublicense or other agreement relating to any Company Intellectual Property ("Company Intellectual Property" means any Intellectual Property that is owned or purported to be owned by the Company or any of its Subsidiaries) that is material to the business of the Company and its Subsidiaries, taken as a whole, or that is material to any Company Product (as defined below) or (ii) any license, sublicense and other agreement as to which the Company or any of its Subsidiaries is a party and pursuant to which the Company or any of its Subsidiaries is authorized to use any third party Intellectual Property ("Third Party Intellectual Property") that is material to the business of the Company and its Subsidiaries, taken as a whole, or that is material to any Company Product. Section 3.10(b)(i) of the Company Disclosure Schedule sets forth a complete and accurate list of all products of the Company or any of its Subsidiaries currently distributed or supported (the "Company Products"). To the knowledge of the Company, except as set forth in Section 3.10(b)(ii) of the Company Disclosure Schedule, there are no royalties, honoraria, fees or other payments payable by Company or any of its Subsidiaries to any third party after the Closing (other than salaries payable to employees, consultants and independent contractors not contingent on or related to use of their work product) as a result of the ownership, use, possession, license, sale, marketing, advertising or disposition of any item of Company Intellectual Property or Third Party Intellectual Property (other than generally commercially available, off-the-shelf software programs with a purchase price of less than $10,000 and that are not embedded in a Company Product) or any Company Product other than payments made to third parties in connection with the distribution, reselling or licensing of products of such third party on a standalone or bundled basis (but not as incorporated in Company Products). Section 3.10(b)(iii) of the Company Disclosure Schedule sets forth a complete and accurate list of all distribution, reseller and licensing agreements or other arrangements pursuant to which the Company distributes, resells or licenses any products of any third party on a standalone or bundled basis. Section 3.10(b)(iv) of the Company Disclosure Schedule sets forth a complete and accurate list of: (i) all patents and patent applications (including provisional applications) that are Company Intellectual Property; (ii) registered trademarks and applications to register trademarks that are Company Intellectual Property;
(iii) registered copyrights and applications for copyright registration that are Company Intellectual Property; (iv) registered Internet domain names that are Company Intellectual Property that are used or intended to be used in the business of the Company or any of its Subsidiaries; and (v) any other Intellectual Property that is the subject of an application, certificate, filing, registration or other document issued, filed with, or recorded by any governmental authority that is Company Intellectual Property ((i) through (iv) collectively, "Company Registered Intellectual Property"), including the jurisdictions in which each such item has been issued or registered or in which any application for such issuance and registration has been filed, or in which any other filing or recordation has been made. Section 3.10(b)(v) of the Company Disclosure Schedule sets forth a complete and accurate list of all Third Party Intellectual Property.

            (c) Each item of Company Registered Intellectual Property is subsisting and, to the Company's knowledge, valid and enforceable, and has not expired or been cancelled or abandoned, and all necessary registration, maintenance and renewal fees due on or before the Closing in connection with such Company Registered Intellectual Property have been paid and all documents, recordations and certificates in connection with such Company Registered Intellectual Property required to be filed on or before the Closing have been filed with the relevant patent, copyright, trademark or other authorities in the United States or foreign jurisdictions, as the case may be, for the purposes of prosecuting, maintaining and perfecting such Company Registered Intellectual Property and recording the Company's and its Subsidiaries' ownership interests therein. To the knowledge of the Company, no third party is infringing, violating or misappropriating any of the Company Intellectual Property rights of the Company or any of its Subsidiaries. Except as set forth on Section 3.10(c) of the Company Disclosure Schedule, no claim has been asserted or threatened, or has been or is planned to be asserted, by the Company or any of its Subsidiaries that (A) any third party has infringed, misappropriated or otherwise violated any Intellectual Property rights of the Company or its Subsidiaries; or (B) a third party's owned or claimed Intellectual Property interferes with, infringes, dilutes or otherwise harms any Intellectual Property rights of the Company or any of its Subsidiaries.

            (d) The Company and its Subsidiaries have taken reasonable measures to protect the proprietary nature of the Company Intellectual Property. Without limiting the generality of the foregoing, except as set forth in Section 3.10(d) of the Company Disclosure Schedule, each employee, consultant and contractor of the Company or any of its Subsidiaries has executed proprietary information, confidentiality and assignment agreements substantially similar to the form of the Company's standard forms, as provided to Buyer, pursuant to which such employee, consultant or contractor has assigned and agreed to assign to the Company or the relevant Subsidiary, as applicable, all rights to any Intellectual Property relating to the Company's or its Subsidiary's business that is developed by such employee, consultant or contractor during the employment of such employee with the Company or the relevant Subsidiary, as applicable, or in the course of engagement of such consultant or contractor with the Company or the relevant Subsidiary, as applicable, and, except under nondisclosure or confidentiality agreements, or as necessary for the release or distribution of products, to the knowledge of the Company there has been no disclosure by the Company or any of its Subsidiaries of any of their material confidential information or trade secrets at such time as the Company and its Subsidiaries generally treated such information as confidential or proprietary.

            (e) To the knowledge of the Company, the conduct of the business of the Company and its Subsidiaries as currently conducted does not infringe, violate or constitute a misappropriation of any Intellectual Property of any third party. Neither the Company nor any of its Subsidiaries, nor, to the knowledge of the Company, any of their respective Indemnitees, has received any written claim or notice alleging any such infringement, violation or misappropriation or offering to license or grant any other rights or immunities under any Intellectual Property of any third party, or otherwise concerning the ownership, validity, registerability, enforceability, infringement, use or licensed right to use any Intellectual Property.

            (f) Except as set forth on Section 3.10(f) of the Company Disclosure Schedule, none of the Company Products are, in whole or in part, subject to the provision of any open source or other license agreement that: (i) requires the distribution or making available of the source code for the Company Product in connection with the distribution of any Company Product; (ii) prohibits or limits the Company or its Subsidiaries from charging a fee or receiving consideration in connection with sublicensing or distributing any Company Product (whether in source or object code form), or (iii) allows a customer, other than as permitted by law, or requires that a customer have the right to, decompile, disassemble or otherwise reverse-engineer any Company Product by its terms and not by operation of law (any such open source or other license agreement described in clause (i), (ii) or (iii) above, a "Limited License"). The proprietary source code of the Company or any of its Subsidiaries does not incorporate, constitute a derivative work of, dynamically link with or otherwise interact with and is not distributed with any software that is subject to a Limited License.

            (g) Except as set forth in Section 3.10(g) of the Company Disclosure Schedule, all Company Intellectual Property and all Company Products were, in their entirety: (i) developed by employees of the Company or its Subsidiaries within the scope of their employment; or (ii) developed by independent contractors or other third parties who have assigned their Intellectual Property rights to the Company or a Subsidiary of the Company pursuant to written agreements.

            (h) Neither the Company nor any of its Subsidiaries has received, since January 1, 2002, any written demand for the release of any proprietary source code of the Company or any of its Subsidiaries nor, to the knowledge of the Company, has any event occurred or does any circumstance or condition exist that (with or without notice or lapse of time, or both) will, or would reasonably be expected to, result in the occurrence of any release conditions in a source code escrow agreement that would result in such release.

            (i) Section 3.10(i) of the Company Disclosure Schedule contains a list of all industry standards bodies or similar organizations that the Company or any of its Subsidiaries is now or ever was a member or promoter of, or a contributor to, or otherwise participated in, provided that the mere act of implementing a standard shall not be deemed to cause Company to be considered a member, promoter, contributor or participant in a standards body or similar organization. The Company has provided to the Buyer complete and accurate copies of all Contracts, policies and rules to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound relating to Intellectual Property of each standards body or similar organization identified in the Company Disclosure Schedule.

      3.11 Contracts.

            (a) For purposes of this Agreement, "Company Material Contract" shall mean:

               (i) any "material contract" (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) with respect to the Company and its Subsidiaries;

               (ii) any employment, service or consulting Contract or arrangement with any current or former executive officer or other employee of the Company or member of the Company's Board of Directors contemplating payment in excess of $75,000 in any year, other than those that are terminable by the Company or any of its Subsidiaries on no more than thirty (30) days' notice without liability or financial obligation to the Company or any of its Subsidiaries;

               (iii) any Contract containing any covenant (A) limiting in any respect the right of the Company or any of its Affiliates to engage in any line of business or compete with any Person in any line of business or to compete with any party or the manner or locations in which any of them engage, (B) granting any exclusivity rights or "most favored nation" status that, following the Merger, would in any way apply to the Buyer or any of its Subsidiaries, including the Company and its Subsidiaries, or
(C) otherwise prohibiting or limiting the right of the Company or any of its Affiliates to make, sell or distribute any products or services or use, transfer, license, distribute or enforce any Intellectual Property rights of the Company or any of its Subsidiaries;

               (iv) any Contract relating to the disposition or acquisition by the Company or any of its Subsidiaries after the date of this Agreement of a material amount of assets not in the ordinary course of business or pursuant to which the Company or any of its Subsidiaries has any material ownership interest in any other Person or other business enterprise other than the Company's Subsidiaries (including, without limitation, joint venture, partnership or other similar agreements);

               (v) any Contract to provide source code to any third party for all or any portion of any Company Product or Company Intellectual Property;

               (vi) any Contract to license any third party to manufacture, reproduce, develop or modify any portion of the Company's products, services or technology or any Contract to sell or distribute any of the Company's products, services or technology, except (A) agreements with distributors, sales representatives or other resellers in the ordinary course of business, or (B) agreements allowing internal backup copies to be made by end-user customers in the ordinary course of business;

               (vii) any mortgages, indentures, guarantees, loans or credit agreements, security agreements or other contracts relating to the borrowing of money or extension of credit, other than accounts receivables and payables in the ordinary course of business;

               (viii) any settlement agreement entered into within three (3) years prior to the date of this Agreement, other than (A) releases immaterial in nature or amount entered into with former employees or independent contractors of the Company in the ordinary course of business in connection with the routine cessation of such employee's or independent contractor's employment with the Company, or (B) settlement agreements for cash only (which has been paid) and does not exceed $125,000 as to such settlement;

               (ix) any Contract not described in clause (iii) above under which the Company or any Subsidiaries has licensed or otherwise made available any Company Intellectual Property or Third Party Intellectual Property to a third party, other than to customers, distributors and other resellers in the ordinary course of business;

               (x) any Contract under which the Company or any Subsidiaries has received a license to any Third Party Intellectual Property that is material to the business of the Company and its Subsidiaries, taken as a whole, but excluding generally commercially available, off-the-shelf software programs with a purchase price of less than $10,000;

               (xi) any Contract between the Company or any of its Subsidiaries and any of the top 50 current customers of the Company and its Subsidiaries (determined on the basis of cumulative license revenues received by the Company and its Subsidiaries during the twelve-month period ended September 30, 2004) (the "Major Customers," and each such Contract, a "Major Customer Contract");

               (xii) any Contract which has aggregate future sums due from the Company or any of its Subsidiaries in excess of $250,000 and is not terminable by the Company or any such Subsidiary (without penalty or payment) on ninety
(90) (or fewer) days' notice; or

               (xiii) any other Contract (A) with any Affiliate of the Company (other than its Subsidiaries), (B) with a Governmental Authority (other than ordinary course Contracts with Governmental Authorities as a customer) which imposes any material obligation or restriction on the Company or any of its Affiliates, (C) with investment bankers, financial advisors, attorneys, accountants or other advisors retained by the Company or any of its Subsidiaries involving payments by or to the Company or any of its Subsidiaries of more than $250,000 on an annual basis, (D) providing for indemnification by the Company or any of its Subsidiaries of any Person, except for any such Contract that is (x) not material to the Company or any of its Subsidiaries and (y) entered into in the ordinary course of business, (E) containing a standstill or similar agreement pursuant to which the Company or any of its Subsidiaries have agreed not to acquire assets or securities of another Person, or (F) relating to currency hedging or similar transactions.

            (b) Section 3.11(b) of the Company Disclosure Schedule sets forth a list (arranged in clauses corresponding to clauses set forth in Section 3.11(a)) of all Company Material Contracts to which the Company or any of its Subsidiaries is a party or bound by as of the date hereof. A correct and complete copy of each Company Material Contract has been made available to Buyer (including all amendments, modifications, extensions, renewals, guarantees or other Contracts with respect thereto, but excluding all names, terms and conditions that have been redacted in compliance with applicable laws governing the sharing of information).

            (c) All Company Material Contracts are valid and binding and in full force and effect, except to the extent they have previously expired in accordance with their terms or for such failures to be valid and binding or in full force and effect that, individually or in the aggregate, are not reasonably likely to have a Company Material Adverse Effect. Neither the Company nor any of its Subsidiaries has violated, and, to the knowledge of the Company, no other party to any of the Company Material Contracts has violated, any provision of, or committed or failed to perform any act which, with or without notice, lapse of time or both, would constitute a default under the provisions of any Company Material Contract, except in each case for those violations and defaults which, individually or in the aggregate, are not reasonably likely to have a Company Material Adverse Effect.

            (d) During the last twelve (12) months, to the knowledge of the senior officers of the Company, none of the Major Customers has terminated or failed to renew any of its Major Customer Contracts and neither the Company nor any of its Subsidiaries has received any written notice of termination from any of the Major Customers.

            (e) The Company has made available to Buyer a copy of each of its standard form Contracts currently in use by the Company or any of its Subsidiaries in connection with their respective businesses (each, a "Company Standard Form Contract").

            (f) Section 3.11(f) of the Company Disclosure Schedule sets forth a list of all active vendors, resellers and distributors or similar Persons through which the products of the Company and its Subsidiaries are marketed, sold or otherwise distributed (determined on the basis of product revenues received by the Company and its Subsidiaries during the twelve months preceding the date of this Agreement).

      3.12 Litigation. Except as disclosed in the Company SEC Reports filed prior to the date of this Agreement, there is no civil, criminal or administrative action, suit, proceeding, claim, arbitration, hearing or investigation pending or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries that, individually or in the aggregate, has had since June 30, 2004, or is reasonably likely to have, a Company Material Adverse Effect or prevent or materially delay the consummation of the Merger. There are no material judgments, orders or decrees outstanding against the Company or any of its Subsidiaries.

      3.13 Environmental Matters.

            (a) Except as disclosed in the Company SEC Reports filed prior to the date of this Agreement and except for matters that, individually or in the aggregate, are not reasonably likely to have a Company Material Adverse Effect:

               (i) the Company and its Subsidiaries have complied with applicable Environmental Laws, and, to the knowledge of the Company, there are no facts existing which would give rise to such non-compliance;

               (ii) neither the Company nor any of its Subsidiaries has received a written notice that it is subject to liability for any Hazardous Substance disposal or contamination pursuant to any Environmental Law on the property of any third party;

               (iii) neither the Company nor any of its Subsidiaries has received any written notice, demand, claim or request for information alleging that the Company or any of its Subsidiaries may be in violation of, liable under or have obligations under any Environmental Law;

               (iv) to the knowledge of the Company, there is no contamination by Hazardous Substances at, under or in the vicinity of any site of which the Company, any of its Subsidiaries or any predecessor of either is or was owner or operator, as such terms are used in Environmental Laws; and

               (v) neither the Company nor any of its Subsidiaries is subject to any orders, decrees or injunctions by any Governmental Entity or is subject to any indemnity agreement with any third party addressing liability under any Environmental Law.

            (b) For purposes of this Agreement, the term "Environmental Law" means any law (including common law), regulation, order, decree or permit requirement of any governmental jurisdiction relating to: (i) the protection, investigation or restoration of the environment (including ambient air, surface water, ground water, land surface or subsurface strata), human health and safety, or natural resources, (ii) the handling, use, storage, treatment, transport, disposal, release or threatened release of any Hazardous Substance, or (iii) noise, odor or wetlands protection.

            (c) For purposes of this Agreement, the term "Hazardous Substance" means: (i) any substance that is regulated or which falls within the definition of a "hazardous substance," "hazardous waste" or "hazardous material" pursuant to any Environmental Law; or (ii) any petroleum product or by-product, asbestos-containing material, polychlorinated biphenyls, radioactive materials or radon.

      3.14 Employee Benefit Plans.

            (a) Section 3.14(a) of the Company Disclosure Schedule sets forth a complete and accurate list of all Employee Benefit Plans maintained, or contributed to or with respect to which there is any liability, by the Company, any of the Company's Subsidiaries or any of their ERISA Affiliates (together, the "Company Employee Plans"). For purposes of this Agreement, the following terms shall have the following meanings: (i) "Employee Benefit Plan" means any "employee pension benefit plan" (as defined in Section 3(2) of ERISA), any "employee welfare benefit plan" (as defined in Section 3(1) of ERISA), and any other written or oral plan, agreement or arrangement (whether or not subject to ERISA) involving direct or indirect compensation to more than one person or monetary benefits in excess of $75,000, including insurance coverage, vacation, loans, fringe benefits, severance benefits, disability benefits, retention or change in control benefits, deferred compensation, bonuses, stock options, stock purchase, phantom stock, stock appreciation or other forms of incentive compensation or post-retirement compensation or benefits and all unexpired severance agreements, for the benefit of, or relating to, any current or former employee, consultant or director of the Company or any of its Subsidiaries or an ERISA Affiliate; (ii) "ERISA" means the Employee Retirement Income Security Act of 1974, as amended; and (iii) "ERISA Affiliate" means any entity which is a member of (A) a controlled group of corporations (as defined in Section 414(b) of the Code), (B) a group of trades or businesses under common control (as defined in Section 414(c) of the Code), or (C) an affiliated service group (as defined under Section 414(m) of the Code or the regulations under Section 414(o) of the Code), any of which includes or included the Company or a Subsidiary of the Buyer.

            (b) With respect to each Company Employee Plan, the Company has made available to the Buyer a complete and accurate copy of (i) such Company Employee Plan, (ii) the most recent annual report (Form 5500) filed with the Internal Revenue Service (the "IRS"), and (iii) each trust agreement, group annuity contract and summary plan description, if any, relating to such Company Employee Plan.

            (c) Each Company Employee Plan is in compliance in all material respects with ERISA, the Code and all other applicable laws and the regulations thereunder and is being administered in all material respects in accordance with its terms.

            (d) With respect to the Company Employee Plans, there are no benefit obligations for which any required contributions, premiums or expenses have not been timely made and all obligations have been properly accrued to the extent required by GAAP. The assets of each Company Employee Plan which is funded are reported at their fair market value on the books and records of such Company Employee Plan.

            (e) All the Company Employee Plans that are intended to be qualified under Section 401(a) of the Code have received determination letters from the Internal Revenue Service to the effect that such Company Employee Plans are qualified and the plans and trusts related thereto are exempt from federal income taxes under Sections 401(a) and 501(a), respectively, of the Code, no such determination letter has been revoked and revocation has not been threatened, and no such Company Employee Plan has been amended or operated since the date of its most recent determination letter or application therefor in any respect, and no act or omission has occurred, that would adversely affect its qualification or materially increase its cost. Neither the Company nor any of its Subsidiaries has engaged in a transaction with respect to any Company Employee Plan that could subject the Company or any Subsidiary to material liability under Title I of ERISA or the penalty, excise tax or joint and several liability provisions of the Code or applicable law.

            (f) Neither the Company, any of the Company's Subsidiaries nor any of their ERISA Affiliates has (i) ever maintained a Company Employee Plan which was ever subject to Section 412 of the Code or Title IV of ERISA or (ii) ever been obligated to contribute to a "multiemployer plan" (as defined in Section 4001(a)(3) of ERISA).

            (g) As of the date hereof, there is no material pending or, to the knowledge of the Company, threatened claim (other than routine claims for benefits), litigation, audit or investigation by any federal or state or foreign agency relating to the Company Employee Plans. Neither the Company nor any of its Subsidiaries has any obligations for retiree health and life benefits under any Company Employee Plan or collective bargaining agreement, except for continuation of medical benefits to the extent required by applicable law. The Company or its Subsidiaries may amend or terminate any such retiree health or life benefit plan at any time without incurring any liability thereunder other than in respect of claims incurred prior to such amendment or termination, subject only to such constraints as may be imposed by applicable law.

            (h) There has been no amendment to, announcement by the Company or any of its Subsidiaries relating to, or change in employee participation or coverage under, any Company Employee Plan which would increase materially the expense of maintaining such plan above the level of the expense incurred therefor for the most recent fiscal year. Neither the Company nor any of its Subsidiaries is a party to any oral or written (i) agreement with any stockholders, director, executive officer or other key employee of the Company or any of its Subsidiaries (A) the benefits of which are contingent, or the terms of which are materially altered, upon the occurrence of a transaction involving the Company or any of its Subsidiaries of the nature of any of the transactions contemplated by this Agreement (either alone or in combination with another event), (B) providing any term of employment or compensation guarantee, or (C) providing severance benefits or other benefits after the termination of employment of such director, executive officer or key employee; or (ii) agreement or plan binding the Company or any of its Subsidiaries, including any stock option plan, stock appreciation right plan, restricted stock plan, stock purchase plan, compensation, bonus or severance benefit plan, (x) any of the benefits of which (including any amount of compensation) shall be increased, or the vesting or funding of the benefits of which shall be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which shall be calculated on the basis of any of the transactions contemplated by this Agreement, (y) which limits or restricts the right of Buyer to merge, amend or terminate any such agreement or plan or (z) which would result in any payments under any Company Employee Plan which would not be deductible under Section 162(m) of the Code.

            (i) Set forth on Section 3.14(i) of the Company Disclosure Schedule is a list of all loans by the Company or any of its Subsidiaries to any of their employees, officers or directors outstanding as of the date hereof, together with the name of each borrower and the aggregate principal amount of indebtedness owed by each borrower to the Company and its Subsidiaries as of September 30, 2004.

            (j) Each current U.S. employee of the Company has executed a confidentiality agreement, substantially similar to the form of one of the Company's standard forms, as provided to Buyer, which include a noncompetition provision.

      3.15 Compliance With Laws. The Company and each of its Subsidiaries is in compliance with, is not in violation of, and, since January 1, 2002, has not received any written notice alleging any violation with respect to, any applicable federal, state, local or foreign statute, law ordinance, rule, regulation, judgment, order, injunction, decree, arbitration award, agency requirement, license or permit of any Governmental Entity, except such events of non-compliance or notices that, individually or in the aggregate, (i) have not had, and are not reasonably likely to have, a Company Material Adverse Effect, or (ii) have not resulted, and are not reasonably likely to result, in the imposition of a criminal fine, penalty or sanction against the Company, any of its Subsidiaries or any of their respective officers of directors. To the knowledge of the Company, (x) no investigation or review by any Governmental Entity with respect to the Company or any of its Subsidiaries is pending or threatened, and (y) no Governmental Entity has indicated an intention to conduct the same.

      3.16 Permits. The Company and each of its Subsidiaries have all permits, licenses, franchises and other authorizations from Governmental Entities required to conduct their businesses as now being conducted, except for such permits, licenses and franchises the absence of which, individually or in the aggregate, have not had, and is not reasonably likely to have, a Company Material Adverse Effect (the "Company Permits"). The Company and each of its Subsidiaries are in compliance with the terms of the Company Permits, except for such failures to comply that, individually or in the aggregate, have not had, and are not reasonably likely to have, a Company Material Adverse Effect. No Company Permit shall cease to be effective as a result of the consummation of the transactions contemplated by this Agreement.

      3.17 Labor Matters. Section 3.17 of the Company Disclosure Schedule contains a list as of the date of this Agreement of all employees of the Company and each of its Subsidiaries, along with the position and the annual rate of base compensation of each such person. Neither the Company nor any of its Subsidiaries is a party to or otherwise bound by any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization, nor is the subject of any proceeding asserting that the Company or any of its Subsidiaries has committed an unfair labor practice or is seeking to compel it to bargain with any labor union or labor organization, and there is not pending or, to the knowledge of the Company, threatened, nor has there been during the past five (5) years any labor strike, dispute, walkout, work stoppage, slow-down or lockout involving the Company or any of its Subsidiaries. There are no complaints, charges or claims against the Company or any of its Subsidiaries or, to the knowledge of the Company, threatened to be brought or filed with any Governmental Entity in connection with the employment by the Company or any of its Subsidiaries of any individual, including any claim relating to employment discrimination, equal pay, sexual harassment, employee safety, and health, wages and hours or workers' compensation.

      3.18 Insurance. Each of the Company and its Subsidiaries maintains insurance policies, including without limitation fire and casualty, general liability, business interruption, product liability, and sprinkler and water damage insurance policies (the "Insurance Policies"), with reputable insurance carriers against all risks of a character and in such amounts as are usually insured against by similarly situated companies in the same or similar businesses. Since January 1, 2002, no insurer of the Company or any if its Subsidiaries has (a) cancelled or invalidated any Insurance Policy or (b) refused any coverage or rejected any material claim under any Insurance Policy. Each Insurance Policy is in full force and effect and all premiums due with respect to all Insurance Policies have been paid.

      3.19 Opinion of Financial Advisor. The financial advisor of the Company, Broadview International, a division of Jefferies & Company, has delivered to the Company an opinion dated the date of this Agreement to the effect, as of such date, that the Merger Consideration is fair to the holders of Company Common Stock from a financial point of view, a copy of which opinion has been made available to the Buyer (it being understood that the Buyer will not be a third party beneficiary of such opinion).

      3.20 Takeover Statutes. The Company Board has taken all actions necessary so that the restrictions contained in Section 203 of the DGCL applicable to a "business combination" (as defined in Section 203) shall not apply to the execution, delivery or performance of this Agreement, the Company Stockholder Agreements or the consummation of the Merger or the other transactions contemplated by this Agreement or the Company Stockholder Agreements. No other "fair price," "moratorium," "control share acquisition" or similar anti-takeover statute or regulation or any anti-takeover provision in the Company's certificate of incorporation and by-laws is, or at the Effective Time will be, applicable to the Merger, the Company Stockholder Agreements or the other transactions contemplated hereby or thereby.

      3.21 Brokers. No agent, broker, investment banker, financial advisor or other firm or Person is or shall be entitled, as a result of any action, agreement or commitment of the Company or any of its Affiliates, to any broker's, finder's, financial advisor's or other similar fee or commission in connection with any of the transactions contemplated by this Agreement, except Broadview International, whose fees and expenses shall be paid by the Company. The Company has made available to the Buyer a complete and accurate copy of all agreements pursuant to which Broadview International is entitled to any fees and expenses in connection with any of the transactions contemplated by this Agreement.

                                   ARTICLE IV

               REPRESENTATIONS AND WARRANTIES OF THE BUYER AND THE
                              TRANSITORY SUBSIDIARY

      The Buyer and the Transitory Subsidiary represent and warrant to the Company that the statements contained in this Article IV are true and correct, except as set forth in the disclosure schedule delivered by the Buyer and the Transitory Subsidiary to the Company prior to the execution of this Agreement (the "Buyer Disclosure Schedule"). The Buyer Disclosure Schedule shall be arranged in sections and paragraphs corresponding to the numbered and lettered sections and paragraphs contained in this Article IV and the disclosure in any Section or paragraph shall qualify (a) the corresponding Section or paragraph in this Article IV and (b) the other sections and paragraphs in this Article IV to the extent that it is reasonably apparent from a reading of such disclosure that it also qualifies or applies to such other sections and paragraphs.

      4.1 Organization, Standing and Power. Each of the Buyer and the Transitory Subsidiary is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, has all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as now being conducted, and is duly qualified to do business and, where applicable as a legal concept, is in good standing as a foreign corporation in each jurisdiction in which the character of the properties it owns, operates or leases or the nature of its activities makes such qualification necessary, except for such failures to be so organized, qualified or in good standing, individually or in the aggregate, that are not reasonably likely to have a Buyer Material Adverse Effect. For purposes of this Agreement, the term "Buyer Material Adverse Effect" means any material adverse change, event, circumstance or development with respect to, or any material adverse effect on, (a) the business, financial condition or results of operations of the Buyer and its Subsidiaries, taken as a whole, or (b) the ability of the Buyer or the Transitory Subsidiary to consummate the transactions contemplated by this Agreement.

      4.2 Authority; No Conflict; Required Filings and Consents.

            (a) Each of the Buyer and the Transitory Subsidiary has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement by the Buyer and the Transitory Subsidiary have been duly authorized by all necessary corporate action on the part of each of the Buyer and the Transitory Subsidiary. This Agreement has been duly executed and delivered by each of the Buyer and the Transitory Subsidiary and constitutes the valid and binding obligation of each of the Buyer and the Transitory Subsidiary, enforceable against each of them in accordance with its terms, subject to the Bankruptcy and Equity Exception.

            (b) The execution and delivery of this Agreement by each of the Buyer and the Transitory Subsidiary do not, and the consummation by the Buyer and the Transitory Subsidiary of the transactions contemplated by this Agreement will not, (i) conflict with, or result in any violation or breach of, any provision of the Certificate of Incorporation or By-laws of the Buyer or the Transitory Subsidiary, (ii) conflict with, or result in any violation or breach of, or constitute (with or without notice or lapse of time, or both) a default (or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any material benefit) under, require a consent or waiver under, constitute a change in control under, require the payment of a penalty under or result in the imposition of any Lien on the Buyer's or the Transitory Subsidiary's assets under, any of the terms, conditions or provisions of any lease, license, contract or other agreement, instrument or obligation to which the Buyer or the Transitory Subsidiary is a party or by which any of them or any of their properties or assets may be bound, or (iii) subject to compliance with the requirements specified in clauses (i) and (ii) of Section 4.2(c), conflict with or violate any permit, concession, franchise, license, judgment, injunction, order, decree, statute, law, ordinance, rule or regulation applicable to the Buyer or the Transitory Subsidiary or any of its or their respective properties or assets, except in the case of clauses (ii) and (iii) of this Section 4.2(b) for any such conflicts, violations, breaches, defaults, terminations, cancellations, accelerations, losses, penalties or Liens, and for any consents or waivers not obtained, that, individually or in the aggregate, are not reasonably likely to have a Buyer Material Adverse Effect or prevent or materially delay the consummation of the Merger.

            (c) No consent, approval, license, permit, order or authorization of, or registration, declaration, notice or filing with, any Governmental Entity or any stock market or stock exchange on which shares of Buyer Common Stock are listed for trading is required by or with respect to the Buyer or the Transitory Subsidiary in connection with the execution and delivery of this Agreement by the Buyer or the Transitory Subsidiary or the consummation by the Buyer or the Transitory Subsidiary of the transactions contemplated by this Agreement, except for (i) the premerger notification requirements under the HSR Act, (ii) the filing of the Certificate of Merger with the Delaware Secretary of State and appropriate corresponding documents with the appropriate authorities of other U.S. states in which the Company is qualified as a foreign corporation to transact business, (iii) the filing of such reports, schedules or materials under Section 13 of or Rule 14a-12 under the Exchange Act as may be required in connection with this Agreement and the transactions contemplated hereby, (iv) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable U.S. state securities laws and
(v) such other consents, approvals, licenses, permits, orders, authorizations, registrations, declarations, notices and filings as may be required under applicable U.S. state or local laws which, if not obtained or made, would not be reasonably likely to have a Buyer Material Adverse Effect or prevent or materially delay consummation of the Merger.

            (d) No vote of the holders of any class or series of the Buyer's capital stock or other securities is necessary for the consummation by the Buyer of the transactions contemplated by this Agreement.

      4.3 Information Provided. The information to be supplied by or on behalf of the Buyer for inclusion in the Proxy Statement to be sent to the stockholders of the Company in connection with the Company Meeting shall not, on the date the Proxy Statement is first mailed to stockholders of the Company or at the time of the Company Meeting, contain any statement which, at such time and in light of the circumstances under which it shall be made, is false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements made in the Proxy Statement not false or misleading in light of the circumstances under which they were or shall be made; or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Company Meeting which has become false or misleading. If at any time prior to the Company Meeting any fact or event relating to the Buyer or any of its Affiliates which should be set forth in a supplement to the Proxy Statement should be discovered by the Buyer or should occur, the Buyer shall, promptly after becoming aware thereof, inform the Company of such fact or event.

      4.4 Operations of the Transitory Subsidiary. The Transitory Subsidiary was formed solely for the purpose of engaging in the transactions contemplated by this Agreement, has engaged in no other business activities and has conducted its operations only as contemplated by this Agreement.

      4.5 Financing. The Buyer and the Transitory Subsidiary have sufficient funds to perform all of their respective obligations under this Agreement and to consummate the Merger.

                                   ARTICLE V

                               CONDUCT OF BUSINESS

      5.1 Covenants of the Company. Except as expressly provided or permitted herein, set forth in Section 5.1 of the Company Disclosure Schedule or as consented to in writing by the Buyer (which consent shall not be unreasonably withheld, conditioned or delayed), during the period commencing on the date of this Agreement and ending at the Effective Time or such earlier date as this Agreement may be terminated in accordance with its terms (the "Pre-Closing Period"), the Company shall, and shall cause each of its Subsidiaries to, act and carry on its business in the ordinary course of business and use reasonable best efforts to maintain and preserve its and each of its Subsidiary's business organization, assets and properties, keep available the services of its present officers and key employees and preserve its business relationships with customers, strategic partners, suppliers, distributors and others having business dealings with it. Without limiting the generality of the foregoing, except as expressly provided or permitted herein or as set forth in Section 5.1 of the Company Disclosure Schedule, during the Pre Closing Period the Company shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, do any of the following without the prior written consent of the Buyer (which consent shall not be unreasonably withheld, conditioned or delayed):

            (a) (i) declare, set aside or pay any dividends on, or make any other distributions (whether in cash, securities or other property) in respect of, any of its capital stock (other than dividends and distributions by a direct or indirect wholly owned Subsidiary of the Company to its parent); (ii) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or any of its other securities or engage in a recapitalization or reorganization or similar change effecting Company Common Stock; or (iii) purchase, redeem or otherwise acquire any shares of capital stock of the Company or any of its Subsidiaries or any other securities of the Company or any of its Subsidiaries or any rights, warrants or options to acquire any such shares or other securities, except, in the case of this clause (iii), for the acquisition of shares of Company Common Stock (A) from holders of Company Stock Options in full or partial payment of the exercise price payable by such holder upon exercise of Company Stock Options to the extent required or permitted under the terms of such Company Stock Options; or (B) from former employees, directors and consultants in accordance with agreements providing for the repurchase of shares at their original issuance price in connection with any termination of services to the Company or any of its Subsidiaries;

            (b) except as permitted by Section 5.1(k), issue, deliver, sell, grant, pledge or otherwise dispose of or encumber any shares of its capital stock or the capital stock of any of its Subsidiaries, any other voting securities or any securities convertible into or exchangeable for, or any rights, warrants or options to acquire, any such shares, voting securities or convertible or exchangeable securities (other than the issuance of shares of Company Common Stock upon the exercise of Company Stock Options outstanding on the date of this Agreement or pursuant to the Company ESPP) or Voting Debt;

            (c) amend its Certificate of Incorporation, by-laws or other comparable charter or organizational documents;

            (d) acquire (i) by merging or consolidating with, or by purchasing all or a substantial portion of the assets or any stock of, or by any other manner, any business or any corporation, partnership, joint venture, limited liability company, association or other business organization or division thereof, or (ii) any assets that are material, individually or in the aggregate, to the Company and any of its Subsidiaries, taken as a whole, except purchases of inventory and raw materials in the ordinary course of business;

            (e) sell, lease, license, pledge, abandon, cancel, surrender, or allow to lapse or expire, or otherwise dispose of or encumber any material properties or material assets of the Company (including capital stock of any of its Subsidiaries) or of any of its Subsidiaries other than in the ordinary course of business;

            (f) adopt or implement any stockholder rights plan, "poison pill" anti-takeover plan or other similar plan, device or arrangement that, in each case, is applicable to the Buyer or any of its Affiliates, the transactions contemplated by this Agreement or pursuant to the Voting Agreements;

            (g) (i) incur any indebtedness for borrowed money or guarantee any such indebtedness of another Person (other than pursuant to existing credit facilities in the ordinary course of business), (ii) issue, sell or amend any debt securities or warrants or other rights to acquire any debt securities of the Company or any of its Subsidiaries, guarantee any debt securities of another Person, enter into any "keep well" or other agreement to maintain any financial statement condition of another Person or enter into any arrangement having the economic effect of any of the foregoing, (iii) make any loans, advances (other than routine advances to employees of the Company and its Subsidiaries in the ordinary course of business) or capital contributions to, or investment in, any other Person, other than the Company or any of its direct or indirect wholly owned Subsidiaries, or (iv) other than in the ordinary course of business, enter into any hedging agreement or other financial agreement or arrangement designed to protect the Company or its Subsidiaries against fluctuations in commodities prices or exchange rates;

            (h) make any capital expenditures or other expenditures with respect to property, plant or equipment in excess of $250,000 in the aggregate for the Company and its Subsidiaries, taken as a whole, other than as set forth in the Company's budget for capital expenditures previously made available to the Buyer or the specific capital expenditures disclosed in Section 3.7 of the Company Disclosure Schedule;

            (i) make any material changes in accounting methods, principles or practices, except insofar as may have been required by a change in GAAP or, except as so required, change any assumption underlying, or method of calculating, any bad debt, contingency or other reserve;

            (j) except in the ordinary course of business, enter into, renew, modify, amend, terminate, waive, delay the exercise of, release or assign any material rights or claims under, any Company Material Contract; provided, that, nothing herein shall permit the Company or any of its Subsidiaries to enter into any Contract of the type specified in Section 3.11(a)(iii) or 3.11(a)(xiii)(E) to the extent such Contract would survive after the Effective Time;

            (k) except as required to comply with applicable law or agreements, plans or arrangements existing on the date hereof, (i) take any action with respect to, adopt, enter into, terminate or amend any employment, severance, retirement, retention, welfare, incentive or similar agreement, arrangement or benefit plan for the benefit or welfare of any current or former director, officer, employee or consultant or any collective bargaining agreement, (ii) increase in any respect the compensation or fringe benefits of, or pay any bonus to, any director, officer, employee or consultant (except for annual increases of salaries of persons who are not officers in the ordinary course of business and that do not exceed 2%), (iii) amend or accelerate the payment, right to payment or vesting of any compensation or benefits, including any outstanding options or restricted stock awards, (iv) pay any benefit not provided for as of the date of this Agreement under any Company Employee Plan, (v) grant any awards under any bonus, incentive, performance or other compensation plan or arrangement or benefit plan, including the grant of stock options, stock appreciation rights, stock based or stock related awards, performance units or restricted stock, or the removal of existing restrictions in any benefit plans or agreements or awards made thereunder, except for grants of options to purchase Company Common Stock to new hires in the ordinary course of business, which options shall have an exercise price equal to the fair market value of the Company Common Stock on the date of grant (determined in a manner consistent with the Company's existing practice for establishing fair market value for option grants) and which options shall otherwise be upon the Company's customary terms, or (vi) take any action to fund or in any other way secure the payment of compensation or benefits under any Company Employee Plan;

            (l) make or rescind any material Tax election, settle or compromise any material Tax liability or amend any material Tax Return;

            (m) initiate, compromise or settle any material litigation or arbitration proceeding (other than in connection with the enforcement of the Company's rights under this Agreement);

            (n) take any action that is intended or would reasonably be expected to result in any of the conditions to the Merger set forth in Article VII not being satisfied; or

            (o) authorize any of, or commit, resolve or agree, in writing or otherwise, to take any of, the foregoing actions.

      5.2 Confidentiality. The parties acknowledge that the Buyer and the Company have previously executed a confidentiality agreement, dated as of July 28, 2004, as amended on October 3, 2004 (the "Confidentiality Agreement"), which Confidentiality Agreement shall continue in full force and effect in accordance with its terms, except as expressly modified herein.

                                   ARTICLE VI

                              ADDITIONAL AGREEMENTS

      6.1 No Solicitation.

            (a) No Solicitation or Negotiation. The Company hereby covenants that, except as expressly permitted by this Section 6.1, during the Pre-Closing Period neither the Company nor any of its Subsidiaries nor any of its or their officers or directors shall, and the Company shall use reasonable best efforts to instruct and cause its employees, investment bankers, attorneys, accountants and other advisors or representatives (such employees, investment bankers, attorneys, accountants and other advisors or representatives, collectively, "Representatives") not to, directly or indirectly:

                  (i) solicit, initiate or knowingly encourage any inquiries or the making of any proposal or offer that constitutes, or could reasonably be expected to lead to, any Acquisition Proposal; or

                  (ii) enter into, continue or otherwise participate in, any discussions or negotiations regarding, or furnish to any Person any non-public information for the purpose of encouraging or facilitating, any Acquisition Proposal.

Notwithstanding anything to the contrary set forth in this Agreement, prior to the adoption of this Agreement at the Company Meeting (the "Specified Time"), the Company may, to the extent failure to do so would be inconsistent with the fiduciary obligations of the Company Board under applicable law, as determined in good faith by the Company Board after consultation with outside counsel, (A) in response to (1) a Superior Proposal or (2) a bona fide, unsolicited written Acquisition Proposal (as defined herein, but substituting 50% for 15%, except in the case of an asset sale, in which case "all or substantially all" shall be substituted for 15%), that the Company Board determines in good faith after consultation with outside counsel and its financial advisor is reasonably likely to lead to a Superior Proposal (any such Acquisition Proposal, a "Potential Superior Proposal"), in each case, that did not result from a breach by the Company of this Section 6.1, and subject to compliance with Section 6.1(c), (x) furnish information with respect to the Company to the Person making such Superior Proposal or Potential Superior Proposal and its Representatives pursuant to a customary confidentiality agreement not less restrictive of the other party than the Confidentiality Agreement (and promptly disclose (and if applicable, provide copies of) any such information to the Buyer to the extent not previously provided to the Buyer by the Company) and (y) participate in discussions or negotiations (including solicitation of such a revised Superior Proposal or Potential Superior Proposal) with such Person and its Representatives regarding any such Superior Proposal or Potential Superior Proposal, and (B) in response to a Superior Proposal or a Potential Superior Proposal, in each case, that did not result from a breach by the Company of this Section 6.1, and subject to compliance with Section 6.1(c), amend, or grant a waiver or release under, any standstill or similar agreement with respect to any Company Common Stock.

            (b) No Change in Recommendation or Alternative Acquisition Agreement. During the Pre-Closing Period, the Company Board and each committee thereof shall not:

                  (i) except as expressly permitted by this Section 6.1, withhold, withdraw or modify (or publicly propose or resolve to withhold, withdraw or modify), in a manner adverse to the Buyer, the approval, recommendation or declaration of advisability by the Company Board or any committee thereof with respect to the Company Voting Proposal (it being understood that publicly taking a neutral position or no position with respect to an Acquisition Proposal shall be considered an adverse modification, except that publicly taking a neutral position or no position with respect to an Acquisition Proposal for a period of time not in excess of ten (10) Business Days after the first public announcement of such Acquisition Proposal shall not be considered an adverse modification (such time period, an "Acquisition Proposal Assessment Period") unless such position continues beyond the expiration of the Acquisition Proposal Assessment Period);

                  (ii) cause or permit the Company to enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement or similar agreement (an "Alternative Acquisition Agreement") providing for the consummation of a transaction contemplated by any Acquisition Proposal (other than a confidentiality agreement referred to in Section 6.1(a) entered into in the circumstances referred to in Section 6.1(a)); or

                  (iii) except as expressly permitted by this Section 6.1, approve, recommend or adopt or propose (publicly or otherwise) to approve, recommend or adopt, any Acquisition Proposal.

Notwithstanding anything to the contrary set forth in this Agreement, prior to the Specified Time, the Company Board may withhold, withdraw or modify its recommendation with respect to the Company Voting Proposal or approve or recommend any Superior Proposal made or received after the date hereof and not solicited, initiated or knowingly encouraged in breach of this Agreement, and subject to compliance with Section 6.1(c), if the Company Board determines in good faith, after consultation with outside counsel, that failure to do so would be inconsistent with its fiduciary obligations under applicable law (a "Change of Recommendation"); provided, however, that no Change of Recommendation may be made until after 72 hours following the Buyer's receipt of written notice from the Company (an "Adverse Recommendation Notice") advising the Buyer that the Company Board intends to make such Change in Recommendation, which Adverse Recommendation Notice shall contain all information concerning any Superior Proposal required by Section 6.1(c) (it being understood and agreed that, in accordance with Section 6.1(c), the Company shall keep the Buyer reasonably informed during such 72-hour period of the status and material terms and conditions (including any amendment thereto) of any such Superior Proposal). In determining whether to make a Change of Recommendation in response to a Superior Proposal, the Company Board shall take into account any changes to the terms of this Agreement proposed by the Buyer (in response to an Adverse Recommendation Notice or otherwise) in determining whether such third party Acquisition Proposal still constitutes a Company Superior Proposal.

            (c) Notices to the Buyer. The Company shall promptly (within 24 hours) advise the Buyer, orally and in writing, of receipt by the Company of any Acquisition Proposal or any request for information in connection with any Acquisition Proposal, or of any inquiry with respect to any Acquisition Proposal and provide copies of any such written request, Acquisition Proposal or inquiry, together with the material terms and conditions thereof (including any amendment thereto) and the identity of the Person making any such request, Acquisition Proposal or inquiry. The Company shall keep the Buyer reasonably informed of the status and the material terms and conditions (including any amendment thereto) of any such request, Acquisition Proposal or inquiry.

            (d) Certain Permitted Disclosure. Nothing contained in this Section
6.1 or in Section 6.5 (or elsewhere in this Agreement) shall be deemed to prohibit the Company from taking and disclosing to its stockholders a position with respect to a tender offer contemplated by Rule 14d-9 or Rule 14e-2 promulgated under the Exchange Act or from making any required disclosure to the Company's stockholders if, in the good faith judgment of the Company Board, after consultation with outside counsel, failure to so disclose would be inconsistent with its obligations under applicable law.

            (e) Cessation of Ongoing Discussions. The Company shall, and shall direct its Representatives to, cease immediately all discussions and negotiations that commenced prior to the date of this Agreement regarding any proposal that constitutes, or could reasonably be expected to lead to, an Acquisition Proposal. The Company also agrees, if it has not done so already, to promptly request of each Person, if any, that has heretofore executed a confidentiality agreement within the twelve (12) months prior to the date hereof in connection with any Acquisition Proposal to return or destroy all confidential information heretofore furnished to such Person by or on behalf of it or its Subsidiaries.

            (f) Definitions. For purposes of this Agreement:

      "Acquisition Proposal" means (i) any proposal or offer for a merger, consolidation, dissolution, tender offer, recapitalization, reorganization, share exchange, business combination or similar transaction involving the Company or (ii) any proposal or offer to acquire in any manner, directly or indirectly, over 15% of the equity securities or consolidated total assets (including, without limitation, equity securities of its Subsidiaries) of the Company, in each case other than the transactions contemplated by this Agreement.

      "Superior Proposal" means any unsolicited, bona fide written proposal made by a third party to acquire over 50% of the equity securities or all or substantially all of the assets of the Company and its Subsidiaries, taken as a whole, pursuant to a tender or exchange offer, a merger, a consolidation or a sale of its assets, which the Company Board determines in its good faith judgment (after consultation with its outside counsel and financial advisor) (i) to be more favorable from a financial point of view to the holders of Company Common Stock than the Merger, taking into account all the terms and conditions of such proposal and this Agreement

(including, after complying with Sections 6.1(b) and (c), any proposal by the Buyer to amend the terms of this Agreement) and (ii) is reasonably capable of being completed on the terms proposed, taking into account all financial, regulatory, legal and other aspects of such proposal.

      6.2 Proxy Statement. As promptly as practicable after the execution of this Agreement, the Company, in cooperation with the Buyer, shall prepare and file with the SEC the Proxy Statement. The Company shall respond to any comments of the SEC or its staff and shall cause the Proxy Statement to be mailed to its stockholders at the earliest practicable time after the resolution of any such comments. The Company shall notify the Buyer promptly upon the receipt of any comments from the SEC or its staff or any other government officials and of any request by the SEC or its staff or any other government officials for amendments or supplements to the Proxy Statement and shall supply the Buyer with copies of all correspondence between the Company or any of its representatives, on the one hand, and the SEC, or its staff or any other government officials, on the other hand, with respect to the Proxy Statement. The Company shall use commercially reasonable efforts to cause all documents that it is responsible for filing with the SEC or other regulatory authorities under this Section 6.2 to comply in all material respects with all applicable requirements of law and the rules and regulations promulgated thereunder. Whenever any event occurs which is required to be set forth in an amendment or supplement to the Proxy Statement, the Buyer or the Company, as the case may be, shall promptly inform the other of such occurrence and cooperate in filing with the SEC or its staff or any other government officials, and/or mailing to stockholders of the Company, such amendment or supplement.

      6.3 Nasdaq Quotation. The Company agrees to use commercially reasonable efforts to continue the quotation of the Company Common Stock on The Nasdaq Stock Market during the term of this Agreement.

      6.4 Access to Information. During the Pre-Closing Period, subject to applicable law regarding the sharing of information, the Company shall (and shall cause each of its Subsidiaries to) afford to the Buyer's officers, employees, accountants, counsel and other representatives, reasonable access, upon reasonable notice, during normal business hours and in a manner that does not unreasonably disrupt or interfere with business operations, to all its properties, books, contracts, commitments, personnel and records as Buyer shall reasonably request, and, during such period, the Company shall (and shall cause each of its Subsidiaries to) furnish promptly to the Buyer (a) a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to the requirements of federal or state securities laws and (b) all other information concerning its business, properties, assets and personnel as the Buyer may reasonably request; provided, that no investigation pursuant to this Section 6.4 shall affect or be deemed to modify any representation or warranty made by the Company in this Agreement. The Buyer will hold any such information which is nonpublic in confidence in accordance with the Confidentiality Agreement.

      6.5 Stockholders Meeting. The Company, acting through the Company Board, shall take all actions in accordance with applicable law, its Certificate of Incorporation and By-laws and the rules of The Nasdaq Stock Market to promptly and duly call, give notice of, convene and hold as promptly as practicable the Company Meeting for the purpose of considering and voting upon the Company Voting Proposal. Unless this Agreement is terminated in accordance with

Article VIII, the obligation of the Company to convene and hold the Company Meeting will not be limited or otherwise affected by a Change in Recommendation. Subject to Section 6.1, (i) the Company Board will recommend to the stockholders of the Company the adoption of the Company Voting Proposal include such recommendation in the Proxy Statement and (ii) the Company Board shall not withhold, withdraw or modify, or publicly propose or resolve to withhold, withdraw or modify in a manner adverse to the Buyer, the recommendation of the Company Board that the Company's stockholders vote in favor of the Company Voting Proposal. Subject to Section 6.1 (but without affecting in any manner the Company's obligations pursuant to Section 6.2), the Company shall take all action that is both reasonable and lawful to solicit from its stockholders proxies in favor of the Company Voting Proposal and shall take all other action necessary or advisable to secure the vote or consent of the stockholders of the Company required by the rules of The Nasdaq Stock Market or the DGCL to obtain such approvals. Notwithstanding anything to the contrary contained in this Agreement, the Company, after consultation with the Buyer, may adjourn the Company Meeting, but only to the extent necessary to ensure that any required supplement or amendment to the Proxy Statement is provided to the Company's stockholders or, if as of the time for which the Company Meeting is originally scheduled (as set forth in the Proxy Statement) there are insufficient shares of Company Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the Company Meeting.

      6.6 Legal Conditions to the Merger.

            (a) Subject to the terms hereof, including Section 6.1 and Section 6.6(b), the Company and the Buyer shall each use commercially reasonable efforts to (i) take, or cause to be taken, all actions, and do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective the transactions contemplated hereby as promptly as practicable, (ii) as promptly as practicable, obtain from any Governmental Entity or any other third party any consents, licenses, permits, waivers, approvals, authorizations, or orders required to be obtained or made by the Company or the Buyer or any of their Subsidiaries, or otherwise reasonably requested by the Buyer, in connection with the authorization, execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, (iii) as promptly as practicable, make all necessary filings, and thereafter make any other required submissions, with respect to this Agreement and the Merger required under (A) the Exchange Act, and any other applicable federal or state securities laws, (B) the HSR Act and any related governmental request thereunder, and (C) any other applicable law, and (iv) execute or deliver any additional instruments necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement. The Company and the Buyer shall consult and cooperate with each other, and consider in good faith the views of one another, in connection with the obtaining of all such consents, licenses, permits, waivers, approvals, authorizations, or orders, including, without limitation, (i) keeping the other apprised of the status of matters relating to the completion of the transactions contemplated hereby, (ii) providing copies of written notices or other communications received by such party or any of its respective Subsidiaries with respect to the transactions contemplated hereby, (iii) subject to applicable laws relating to the sharing of information, providing copies of any proposed filings to be made with, or written materials submitted to, any third party and/or any Governmental Entity in connection with the transactions contemplated hereby (including, without limitation, any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any party hereto) and (iv) if requested, accepting reasonable additions, deletions or changes suggested in connection therewith. The Company and the Buyer shall each use its reasonable best efforts to furnish to each other all information required for any application or other filing to be made pursuant to the rules and regulations of any applicable law (including all information required to be included in the Proxy Statement) in connection with the transactions contemplated by this Agreement. For the avoidance of doubt, the Buyer and the Company agree that nothing contained in this Section 6.6(a) shall modify or affect their respective rights and responsibilities under Section 6.6(b). The Company shall not permit any of its officers or any other representatives or agents to participate in any meeting or proceeding with any Governmental Entity in respect of any filings, investigation or other inquiry in connection with the transactions contemplated by this Agreement unless it consults with the Buyer in advance and, to the extent permitted by such Governmental Entity, gives the Buyer and its outside counsel the opportunity to attend and participate at such meeting or proceeding.

            (b) Subject to the terms hereof, each of the Buyer and the Company agree, and shall cause each of their respective Subsidiaries, to cooperate and to use commercially reasonable efforts to obtain any government clearances or approvals required for Closing under the HSR Act, the Sherman Act, as amended, the Clayton Act, as amended, the Federal Trade Commission Act, as amended, and any other federal, state or foreign law, regulation or decree designed to prohibit, restrict or regulate actions for the purpose or effect of monopolization or restraint of trade (collectively "Antitrust Laws"), to respond to any government requests for information under any Antitrust Law, and to contest and resist any action, including any legislative, administrative or judicial action, and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order (whether temporary, preliminary or permanent) (an "Antitrust Order") that restricts, prevents or prohibits the consummation of the Merger or any other transactions contemplated by this Agreement under any Antitrust Law. Notwithstanding the foregoing or any other provision in this Agreement, (i) nothing in this Agreement shall require, or be construed to require, the Buyer or any of its Affiliates to proffer to, or agree to, sell or hold separate and agree to sell, before or after the Effective Time, any assets, businesses, or interest in any assets or businesses of Buyer, the Company or any of their respective Affiliates (or to consent to any sale, or agreement to sell, by the Company of any of its assets or businesses) or to agree to any material changes (including, without limitation, through a licensing arrangement) or restriction in the operations of any such assets or businesses and (ii) nothing in this Agreement shall require, or be construed to require, the Buyer or any of its Affiliates to take any other action under this
Section 6.6 if the United States Department of Justice or the United States Federal Trade Commission authorizes its staff to seek a preliminary injunction or restraining order to enjoin consummation of the Merger. The Company and the Buyer will each request early termination of the waiting period with respect to the Merger under the HSR Act.

            (c) Each of the Company and the Buyer shall give (or shall cause their respective Subsidiaries to give) any notices to third parties, and use, and cause their respective Subsidiaries to use, commercially reasonable efforts to obtain any third party consents required in connection with the Merger that are (i) necessary to consummate the transactions contemplated hereby or otherwise reasonably requested by the Buyer, (ii) disclosed or required to be disclosed in the Company Disclosure Schedule or the Buyer Disclosure Schedule, as the case may be, or (iii) required to prevent the occurrence of an event that has had, or is reasonably likely to have, a Company Material Adverse Effect or a Buyer Material Adverse Effect prior to or after the Effective Time, it being understood that neither the Company nor the Buyer shall be required to make materially burdensome payments in connection with the fulfillment of its obligations under this Section 6.6.

      6.7 Public Disclosure. Except as may be required by law or stock market regulations, (a) the press release announcing the execution of this Agreement shall be issued only in such form as shall be mutually agreed upon by the Company and the Buyer and (b) the Buyer and the Company shall consult with the other party before issuing any other press release or otherwise making any public statement with respect to the Merger or this Agreement.

      6.8 Indemnification.

            (a) From the Effective Time through the sixth anniversary of the date on which the Effective Time occurs, each of Buyer and the Surviving Corporation shall, jointly and severally, indemnify and hold harmless each person who is now, or has been at any time prior to the date hereof, or who becomes prior to the Effective Time, a director or officer of the Company or any of its Subsidiaries (the "Indemnified Parties"), against all claims, losses, liabilities, damages, judgments, fines and reasonable fees, costs and expenses, including attorneys' fees and disbursements (collectively, "Costs"), incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to the fact that the Indemnified Party is or was an officer or director of the Company or any of its Subsidiaries, whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent permitted under the DGCL for officers and directors of Delaware corporations. Each Indemnified Party will be entitled to advancement of expenses incurred in the defense of any such claim, action, suit, proceeding or investigation from each of Buyer and the Surviving Corporation within ten (10) Business Days of receipt by Buyer or the Surviving Corporation from the Indemnified Party of a request therefor; provided that any Person to whom expenses are advanced provides an undertaking, to the extent required by the DGCL, to repay such advances if it is ultimately determined that such Person is not entitled to indemnification.

            (b) The Certificate of Incorporation and By-laws of the Surviving Corporation shall contain, and Buyer shall cause the Certificate of Incorporation and By-laws of the Surviving Corporation to so contain, provisions no less favorable with respect to indemnification, advancement of expenses and exculpation of present and former directors and officers of the Company and its Subsidiaries than are presently set forth in the Certificate of Incorporation and By-laws of the Company.

            (c) Subject to the next sentence, the Surviving Corporation shall maintain, and Buyer shall cause the Surviving Corporation to maintain, at no expense to the beneficiaries, in effect for six (6) years from the Effective Time the current policies of the directors' and officers' liability insurance maintained by the Company with respect to matters existing or occurring at or prior to the Effective Time (including the transactions contemplated by this Agreement), so long as the annual premium therefor would not be in excess of 250% of the annual premium paid by the Company in its most recent fiscal year, which premium is set forth in Section 6.8(c) of the Company Disclosure Schedule (250% of such annual premium, the "Maximum Premium"). If the Company's existing insurance expires, is terminated or canceled during such six-year period or exceeds the Maximum Premium, the Surviving Corporation shall obtain, and Buyer shall cause the Surviving Corporation to obtain, as much directors' and officers' liability insurance as can be obtained for the remainder of such period for an annualized premium not in excess of the Maximum Premium, on terms and conditions no less advantageous to the Indemnified Parties than the Company's existing directors' and officers' liability insurance. The provisions of this Section 6.8(c) shall be deemed to have been satisfied if the Buyer, with the cooperation of the Company, obtains prepaid policies prior to the Closing for purposes of this Section 6.8, which policies provide such directors and officers with coverage no less advantageous to the insured for an aggregate period of six (6) years with respect to claims arising from facts or events that occurred on or before the Effective Time (including those related to this Agreement and the transactions contemplated hereby).

            (d) If the Buyer fails to comply with its obligations under this
Section 6.8, and, in order to enforce an Indemnified Party's rights under this
Section 6.8, an Indemnified Party commences a suit that results in a judgment against the Buyer that the Buyer breached its obligations under this Section 6.8, the Buyer shall pay to the Indemnified Party its reasonable costs and expenses (including reasonable attorneys' fees and expenses) incurred in connection with such suit after delivery to the Buyer of reasonable documentation evidencing such costs and expenses.

            (e) The provisions of this Section 6.8 are intended to be in addition to the rights otherwise available to the current officers and directors of the Company by law, charter, statute, by-law or agreement, and shall operate for the benefit of, and shall be enforceable by, each of the Indemnified Parties, their heirs and their representatives in accordance with Section 9.4 hereof.

      6.9 Notification of Certain Matters. During the Pre-Closing Period, the Buyer shall give prompt notice to the Company, and the Company shall give prompt notice to the Buyer, of (a) the occurrence, or failure to occur, of any event, which occurrence or failure to occur is reasonably likely to cause any representation or warranty of such party contained in this Agreement to be untrue or inaccurate in any material respect, in each case at any time from and after the date of this Agreement until the Effective Time, (b) any material failure of the Buyer and the Transitory Subsidiary or the Company, as the case may be, or of any officer, director, employee or agent thereof, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it under this Agreement, or (c) any actions, suits, claims, investigations or proceedings commenced or threatened in writing against, relating to or involving or otherwise affecting such party or any of its Subsidiaries that relate to the consummation of the Merger. Notwithstanding the above, the delivery of any notice pursuant to this Section will not limit or otherwise affect the remedies available hereunder to the party receiving such notice or the conditions to such party's obligation to consummate the Merger.

      6.10 Exemption from Liability Under Section 16(b).

            (a) The Board of Directors of the Buyer, or a committee thereof consisting of non-employee directors (as such term is defined for purposes of Rule 16b-3(d) under the Exchange Act), shall adopt a resolution in advance of the Effective Time providing that the receipt by the Company Insiders of Buyer Stock Options upon substitution of Company Stock Options, in each case pursuant to the transactions contemplated hereby and to the extent such securities are listed in the Section 16 Information, is intended to be exempt pursuant to Rule 16b-3 under the Exchange Act.

            (b) The Company shall provide the Section 16 Information to the Buyer at least ten (10) Business Days prior to the Closing. For purposes of this Agreement, "Section 16 Information" means information regarding the Company Insiders and the number of shares of Company Common Stock or other Company equity securities deemed to be beneficially owned by each such Company Insider and expected to be exchanged for options to purchase Buyer Common Stock in connection with the Merger.

            (c) For purposes of this Agreement, "Company Insiders" means those officers and directors of the Company who immediately after the Closing become subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to equity securities of the Buyer.

6.11 Employee Benefits. For a twelve (12) month period following the Effective Time, the Buyer will use all commercially reasonable efforts to provide generally to those of its employees and employees of the Surviving Corporation or their respective Subsidiaries who shall have been employees of the Company or any of its Subsidiaries immediately prior to the Effective Time ("Continuing Employees"), the same base salary and pension and welfare benefits under employee benefit plans (but excluding bonus and equity compensation) which are substantially similar in the aggregate to those benefits provided to those Continuing Employees immediately prior to the execution of this Agreement under the Company Employee Plans. The Buyer shall create a bonus pool of $2.5 million (the "Bonus Pool") for the Continuing Employees for the period from January 1, 2004 through March 31, 2005 (the "Bonus Pool Period"); provided however that if the Company has paid bonuses under its bonus plan for 2004 in the ordinary course of business (provided such payment may be made at any time after January 2, 2005 and in accordance with the terms of the formula approved by the Company Board prior to the date hereof (but under no circumstances to exceed $2.4 million in the aggregate) prior to the Effective Time, then the Buyer shall not be obligated to create such Bonus Pool. In the event the Company has not made the bonus payments referred to above and subject to the provisions of Section
6.11 of the Company Disclosure Schedule, at the time that the Buyer pays annual bonuses to its other employees after March 31, 2005, the Buyer shall distribute bonuses from the Bonus Pool to the Continuing Employees who are actively employed as of the end of the Bonus Pool Period in amounts determined by the Buyer in its discretion, provided that the Buyer reserves the right to pay less than 100% of the Bonus Pool.

      6.12 Service Credit. Following the Effective Time, the Buyer will give each Continuing Employee full credit for prior service with the Company or its Subsidiaries for purposes of (a) eligibility and vesting under any Buyer Employee Plans (as defined below), (b) determination of benefits levels under any Buyer Employee Plan or policy relating to vacation or severance and (c) determination of "retiree" status under the Computer Associates International, Inc. Savings Harvest Plan, in each case for which the Continuing Employee is otherwise eligible and in which the Continuing Employee is offered participation, but except where such crediting would result in a duplication of benefits. In addition, the Buyer shall waive, or cause to be waived, any limitations on benefits relating to pre-existing conditions to the same extent such limitations are waived under any comparable plan of the Buyer and recognize for purposes of annual deductible and out-of-pocket limits under its medical and dental plans, deductible and out-of-pocket expenses paid by Continuing Employees in the calendar year in which the Effective Time occurs. For purposes of this Agreement, the term "Buyer Employee

Plan" means any "employee pension benefit plan" (as defined in Section 3(2) of ERISA), any "employee welfare benefit plan" (as defined in Section 3(1) of ERISA), and any other written or oral plan, agreement or arrangement, including insurance coverage, severance benefits, disability benefits, deferred compensation, bonuses, stock options, stock purchase, phantom stock, stock appreciation or other forms of incentive compensation or post-retirement compensation and all unexpired severance agreements, for the benefit of, or relating to, any current or former employee of the Buyer or any of its Subsidiaries or any entity which is a member of (A) a controlled group of corporations (as defined in Section 414(b) of the Code), (B) a group of trades or businesses under common control (as defined in Section 414(c) of the Code) or
(C) an affiliated service group (as defined in Section 414(m) of the Code or the regulations under Section 414(o) of the Code), any of which includes or included the Buyer or a Subsidiary of the Buyer.

      6.13 Company 401(k) Plans. Prior to the Effective Time, the Company shall take all actions necessary to terminate the Netegrity, Inc. Retirement Savings Plan.

      6.14 Loans to Company Employees, Officers and Directors. Prior to the Effective Time, all loans (other than travel advances, payroll advances and other advances made in the ordinary course of business, which in each case do not exceed $1,000, and the relocation loans set forth in Section 6.14 of the Company Disclosure Schedule) by the Company or any of its Subsidiaries to any of their employees, officers or directors shall be no longer outstanding.

      6.15 Takeover Statutes and Laws. If any anti-takeover statute, law or regulation (including, without limitation, a "fair price," "moratorium," or "control share acquisition" statute) becomes applicable to the Merger, the Stockholder Agreements or any of the other transactions contemplated by hereby or thereby, the Company and its Board of Directors shall grant such approvals and take such actions as are necessary so that such transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement and the Stockholder Agreements or by the Merger and otherwise act to eliminate or minimize the effects of such statute, law or regulation on such transactions.

      6.16 Termination of Non-Employee Director Options. Prior to the Effective Time, the non-employee members of the Company Board shall have agreed to terminate, effective as of the Effective Time, all of the Company Options issued to them under the 1997 Non-Employee Director Stock Option Plan that shall have not been exercised as of the Effective Time.

                                   ARTICLE VII

                              CONDITIONS TO MERGER

      7.1 Conditions to Each Party's Obligation To Effect the Merger. The respective obligations of each party to this Agreement to effect the Merger shall be subject to the satisfaction on or prior to the Closing Date of the following conditions:

            (a) Stockholder Approval. The Company Voting Proposal shall have been duly adopted at the Company Meeting, at which a quorum is present, by the Required Company Stockholder Vote.

            (b) HSR Act. The waiting period applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated.

            (c) Governmental Approvals. Other than the filing of the Certificate of Merger, all authorizations, consents, orders or approvals of, or declarations, notices or filings with, or expirations of waiting periods imposed by, any Governmental Entity in connection with the Merger and the consummation of the other transactions contemplated by this Agreement, the failure to file, obtain or occur, individually or in the aggregate, would be reasonably likely
(i) to have a Company Material Adverse Effect or a Buyer Material Adverse Effect (measuring "materiality," solely for purposes of determining whether such failure would be reasonably likely to have a "Buyer Material Adverse Effect" pursuant to this clause (i), in terms of the level of adverse effect that would constitute "material" if such effect were to occur to the Company and its Subsidiaries) or (ii) to materially impair the Buyer's ability to own and operate any of the material businesses and assets of the Company or its Subsidiaries from and after the Effective Time, shall have been filed, been obtained or occurred on terms and conditions which, individually or in the aggregate, would not be reasonably likely to have any of the effects set forth in clause (i) or (ii) above.

            (d) No Injunctions. No Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any order, executive order, stay, decree, judgment or injunction (preliminary or permanent) or statute, rule or regulation which is in effect and which (i) has the effect of making the Merger illegal or otherwise prohibiting consummation of the Merger or the other transactions contemplated by this Agreement or (ii) would be reasonably likely to materially impair the Buyer's ability to own and operate any of the material businesses or assets of the Company or its Subsidiaries from and after the Effective Time.

      7.2 Additional Conditions to Obligations of the Buyer and the Transitory Subsidiary. The obligations of the Buyer and the Transitory Subsidiary to effect the Merger shall be subject to the satisfaction on or prior to the Closing Date of each of the following additional conditions, any of which may be waived, in writing, exclusively by the Buyer and the Transitory Subsidiary:

            (a) Representations and Warranties. (i) The representations and warranties of the Company set forth in this Agreement that are qualified by reference to Company Material Adverse Effect shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on and as of such date and time (except to the extent such representations and warranties are specifically made as of a particular date, in which case such representations and warranties shall be true and correct as of such date); (ii) the representations and warranties of the Company set forth in this Agreement that are not qualified by Company Material Adverse Effect shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on and as of such date and time (except to the extent such representations and warranties are specifically made as of a particular date, in which case such representations and warranties shall be true and correct as of such date); provided, that, notwithstanding anything herein to the contrary, the condition set forth in this Section 7.2(a)(ii) shall be deemed to have been satisfied even if any representations and warranties of the Company (other than Section 3.2 hereof, which must be true and correct in all material respects) are not so true and correct unless the failure of such representations and warranties of the Company to be so true and correct, individually or in the aggregate, has had, or is reasonably likely to have, a Company Material

Adverse Effect; and the Buyer shall have received a certificate signed on behalf of the Company by the chief executive officer or the chief financial officer of the Company to such effect.

            (b) Performance of Obligations of the Company. The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement on or prior to the Closing Date; and the Buyer shall have received a certificate signed on behalf of the Company by the chief executive officer or the chief financial officer of the Company to such effect.

            (c) No Restraints. There shall not be instituted or pending any suit, action or proceeding in which a Governmental Entity is (i) challenging or seeking to restrain or prohibit the consummation of the Merger or any of the other transactions contemplated by this Agreement or (ii) seeking to (A) prohibit or materially impair the Buyer's ability to own or operate any of the material businesses and assets of the Company or its Subsidiaries from and after the Effective Time or any of the businesses or assets of the Buyer or its Subsidiaries (including, without limitation, through any divestiture, licensing or hold separate arrangement) or (B) prohibit or limit in any material respect the Buyer's ability to vote, transfer, receive dividends with respect to or otherwise exercise ownership rights with respect to the stock of the Surviving Corporation.

            (d) No Material Adverse Effect. Since the date of this Agreement, there shall not have occurred any change, event, circumstance or development that has had, or is reasonably likely to have, a Company Material Adverse Effect.

            (e) Consents. The consents, authorizations, orders, permits and approvals listed in Section 7.2(e) of the Company Disclosure Schedule shall have been obtained and shall be in full force and effect.

      7.3 Additional Conditions to Obligations of the Company. The obligation of the Company to effect the Merger shall be subject to the satisfaction on or prior to the Closing Date of each of the following additional conditions, any of which may be waived, in writing, exclusively by the Company:

            (a) Representations and Warranties. (i) The representations and warranties of the Buyer set forth in this Agreement that are qualified by reference to Buyer Material Adverse Effect shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on and as of such date and time (except to the extent such representations and warranties are specifically made as of a particular date, in which case such representations and warranties shall be true and correct as of such date); (ii) the representations and warranties of the Buyer set forth in this Agreement that are not qualified by Buyer Material Adverse Effect shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on and as of such date and time (except to the extent such representations and warranties are specifically made as of a particular date, in which case such representations and warranties shall be true and correct as of such date); provided, that, notwithstanding anything herein to the contrary, the condition set forth in this Section 7.3(a)(ii) shall be deemed to have been satisfied even if any representations and warranties of the Buyer are not so true and correct unless the failure of such representations and warranties of the Buyer to be so true and correct, individually or in the aggregate, has had or is reasonably likely to have, a Buyer Material Adverse Effect; and the Company shall have received a certificate signed on behalf of the Buyer by the chief executive officer or the chief financial officer of the Buyer to such effect.

            (b) Performance of Obligations of the Buyer and the Transitory Subsidiary. The Buyer and the Transitory Subsidiary shall have performed in all material respects all obligations required to be performed by them under this Agreement on or prior to the Closing Date; and the Company shall have received a certificate signed on behalf of the Buyer by the chief executive officer or the chief financial officer of the Buyer to such effect.

                                  ARTICLE VIII

                            TERMINATION AND AMENDMENT

      8.1 Termination. This Agreement may be terminated at any time prior to the Effective Time (with respect to Sections 8.1(b) through 8.1(h), by written notice by the terminating party to the other party), whether before or after stockholder approval hereof:

            (a) by mutual written consent of the Buyer, the Transitory Subsidiary and the Company; or

            (b) by either the Buyer or the Company if the Merger shall not have been consummated by June 30, 2005 (the "Outside Date") (provided, that the right to terminate this Agreement under this Section 8.1(b) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been a principal cause of or resulted in the failure of the Merger to occur on or before the Outside Date); or

            (c) by either the Buyer or the Company if a Governmental Entity of competent jurisdiction shall have issued a nonappealable final order, decree or ruling or taken any other nonappealable final action, in each case having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger; or

            (d) by either the Buyer or the Company if at the Company Meeting at which a vote on the Company Voting Proposal is taken, the Required Company Stockholder Vote in favor of the Company Voting Proposal shall not have been obtained; provided, that, prior to or upon any termination by the Company pursuant to this Section 8.1(d), the Company shall have paid to Buyer any Termination Fee and Expenses then due and payable under Section 8.3(b) under the terms specified therein; or

            (e) by the Buyer, if: (i) the Company Board shall have failed to recommend approval of the Company Voting Proposal in the Proxy Statement or shall have withheld, withdrawn, qualified or modified its recommendation of the Company Voting Proposal in a manner adverse to the Buyer (it being understood that the taking of a neutral position or no position with respect to an Acquisition Proposal beyond the Acquisition Proposal Assessment Period shall be considered an adverse modification), (ii) the Company Board shall have approved, recommended or adopted (or publicly announced its intention to take any such action) any Acquisition Proposal, (iii) after the end of an Acquisition Proposal Assessment Period, the Company Board shall have failed to reaffirm its approval or recommendation of this Agreement and the Merger as promptly as practicable (but in any event within five (5) Business Days) after receipt of any written request to do so from the Buyer, or
(iv) a tender offer or exchange offer for outstanding shares of Company Common Stock shall have been commenced (other than by the Buyer or an Affiliate of the Buyer) and the Company Board recommends that the stockholders of the Company tender their shares in such tender or exchange offer or, within ten (10) Business Days after the commencement of such tender or exchange offer, the Company Board fails to recommend against acceptance of such offer; or

            (f) by the Company, if (i) the Company Board, pursuant to and in compliance with Section 6.1, shall have approved or recommended to the stockholders of the Company any Superior Proposal and (ii) prior to or upon termination pursuant to this Section 8.1(f), the Company shall have paid to the Buyer the Termination Fee then due and payable under Section 8.3; provided, that, (A) the Company notifies the Buyer in writing, prior to such termination, promptly of its intention to terminate this Agreement and to enter into a binding written agreement concerning a Superior Proposal promptly following the Waiting Period (as hereinafter defined), attaching the most current version of such agreement (or, to the extent no such agreement is contemplated to be entered into by the Company in connection with such Superior Proposal, a description of all material terms and conditions of such Superior Proposal), and
(B) the Buyer does not make, within three (3) Business Days after its receipt of such written notification (the "Waiting Period"), an offer that the Company Board determines, in good faith after consultation with its financial advisor, is at least as favorable from a financial point of view to the stockholders of the Company as such Superior Proposal (it being understood that (1) the Company shall not enter into any such binding agreement during the Waiting Period, (2) the Company shall keep the Buyer reasonably informed at all times during the Waiting Period of the status and material terms and conditions (including any amendment thereto) of such Superior Proposal and provide copies of all draft Alternative Acquisition Agreements related thereto (and any executed confidentiality agreement entered into in the circumstances referred to in
Section 6.1(a)), and (3) the Company shall notify the Buyer promptly if the Company's intention to enter into such binding written agreement shall change at any time after giving notification of such Superior Proposal); or

            (g) by the Buyer, if there has been a breach of or failure to perform any representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement, which breach or failure to perform (i) would cause the conditions set forth in Section 7.2(a) or 7.2(b) not to be satisfied, and (ii) shall not have been cured within twenty (20) days following receipt by the Company of written notice of such breach or failure to perform from the Buyer; or

            (h) by the Company, if there has been a breach of or failure to perform any representation, warranty, covenant or agreement on the part of the Buyer or the Transitory Subsidiary set forth in this Agreement, which breach or failure to perform (i) would cause the conditions set forth in Section 7.3(a) or 7.3(b) not to be satisfied, and (ii) shall not have been cured within twenty
(20) days following receipt by the Buyer of written notice of such breach or failure to perform from the Company.

      8.2 Effect of Termination. In the event of termination of this Agreement as provided in Section 8.1, this Agreement shall immediately become void and there shall be no liability or obligation on the part of the Buyer, the Company, the Transitory Subsidiary or their respective officers, directors, stockholders or Affiliates; provided, that
(a) any such termination shall not relieve any party from liability for any willful breach of this Agreement and (b) the provisions of Sections 5.2 (Confidentiality) and 8.3 (Fees and Expenses), this Section 8.2 (Effect of Termination) and Article IX (Miscellaneous) of this Agreement (other than
Section 9.1, which shall survive the Effective Time but not the termination of this Agreement) and the Confidentiality Agreement shall remain in full force and effect and survive any termination of this Agreement.

      8.3 Fees and Expenses.

            (a) Except as set forth in this Section 8.3, all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such fees and expenses, whether or not the Merger is consummated; provided, however, that the Company and the Buyer shall share equally all fees and expenses, other than accountants' and attorneys' fees, incurred with respect to the printing, filing and mailing of the Proxy Statement (including any related preliminary materials) and any amendments or supplements thereto.

            (b) The Company shall pay the Buyer a termination fee of $13.0 million (the "Termination Fee") and shall pay all of the charges and expenses of the Buyer actually incurred relating to the transactions contemplated by this Agreement prior to termination (including, but not limited to, reasonable fees and expenses of the Buyer's counsel, accountants and financial advisors, but excluding any discretionary fees paid to such financial advisors) up to a maximum amount of $2.0 million ("Expenses"), in each case payable by wire transfer of same day funds in the event:

                  (i) (A) the Buyer or the Company terminates this Agreement pursuant to Section 8.1(b) or (d), (B) after the date hereof and prior to such termination, an Acquisition Proposal was made or publicly disclosed and not publicly withdrawn in good faith and without qualification prior to, with respect to any termination pursuant to Section 8.1(b), the date of such termination and, with respect to any termination pursuant to Section 8.1(d), the fifth (5th) Business Day prior to the date of the Company Meeting, and (C) within twelve (12) months after such termination, the Company shall have reached a definitive agreement to consummate, or shall have consummated, such Acquisition Proposal;

                  (ii) the Buyer terminates this Agreement pursuant to Section 8.1(e); or

                  (iii) the Company terminates this Agreement (A) pursuant to
Section 8.1(d) and, prior to the date of the Company Meeting, any event giving rise to the Buyer's right of termination under Section 8.1(e) shall have occurred or (B) pursuant to Section 8.1(f).

The Termination Fee due under this Section 8.3(b) shall be paid to the Buyer (x) in the case of clause (i) above, upon the earlier of the date of the execution of such definitive agreement and such consummation of an Acquisition Proposal,
(y) in the case of clause (ii) above, within two (2) Business Days after the date of termination of this Agreement and (z) in the case of clause (iii) above, upon or prior to termination of this Agreement. The Expenses payable pursuant to this Section 8.3(b) shall be paid to the Buyer within two (2) Business Days after demand therefor and delivery to the Company of reasonable documentation therefor following the execution of a definitive agreement to consummate the Acquisition Proposal, consummation of the Acquisition Proposal or the occurrence of the termination event, as the case may be, giving rise to the Termination Fee payment obligation described in this Section 8.3(b).

            (c) The parties acknowledge that the agreements contained in this
Section 8.3 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, the parties would not enter into this Agreement. Payment of the Termination Fee and Expenses shall not be in lieu of damages incurred in the event of a breach of this Agreement described in clause (a) of Section 8.2, but is otherwise the sole and exclusive remedy of the parties in connection with any termination of this Agreement. If the Company fails to pay both the Termination Fee and Expenses in accordance with Section 8.3(b), and, in order to obtain such payment, the Buyer commences a suit that results in a judgment against the Company for the Termination Fee and/or Expenses, the Company shall pay to the Buyer its reasonable costs and expenses (including reasonable attorneys' fees and expenses) incurred in connection with such suit, together with interest on the amount of the Termination Fee and/or Expenses, as the case may be, from the date such payment was required to be made until the date of payment at the prime rate of Citibank in effect on the date such payment was required to be made, after delivery to the Company of reasonable documentation evidencing such costs and expenses.

      8.4 Amendment. This Agreement may be amended by the parties hereto, by action taken or authorized by their respective Boards of Directors, at any time before or after approval of the matters presented in connection with the Merger by the stockholders of any party, but, after any such approval, no amendment shall be made which by law requires further approval by such stockholders without such further approval. This Agreement may not be amended or supplemented except by an instrument in writing signed on behalf of each of the parties hereto.

      8.5 Extension; Waiver. At any time prior to the Effective Time, the parties hereto, by action taken or authorized by their respective Boards of Directors, may, to the extent legally allowed but shall not be obligated to, (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto, and
(iii) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party. Such extension or waiver shall not be deemed to apply to any time for performance, inaccuracy in any representation or warranty, or noncompliance with any agreement or condition, as the case may be, other than that which is specified in the extension or waiver. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.

                                   ARTICLE IX

                                  MISCELLANEOUS

      9.1 Nonsurvival of Representations, Warranties and Agreements. None of the representations, warranties or agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time, except for the agreements contained in Article II, Sections 6.8, 6.11 and 6.12 and Article IX.

      9.2 Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly delivered (i) four (4) Business Days after being sent by registered or certified mail, return receipt requested, postage prepaid, (ii) one Business Day after being sent for next Business Day delivery, fees prepaid, via a reputable nationwide overnight courier service, or (iii) on the date of confirmation of receipt (or, the first Business Day following such receipt if the date of such receipt is not a Business Day) of transmission by facsimile, in each case to the intended recipient as set forth below:

            (a)   if to the Buyer or the Transitory Subsidiary, to

                  Computer Associates International, Inc.
                  One Computer Associates Plaza
                  Islandia, NY  11749
                  Attn: General Counsel
                  Telecopy: (631) 342-4866

                  with a copy to:

                  Sullivan & Cromwell LLP
                  125 Broad Street
                  New York, NY 10004
                  Attn: James C. Morphy, Esq.
                        Keith A. Pagnani, Esq.
                  Telecopy: (212) 558-3588

            (b)   if to the Company, to

                  Netegrity, Inc.
                  201 Jones Road
                  Waltham, MA  02451
                  Attn: Chief Executive Officer
                  Telecopy: (781) 697-0400

                  with a copy to:

                  Wilmer Cutler Pickering Hale and Dorr LLP
                  60 State Street
                  Boston, MA 02109
                  Attn: Mark G. Borden, Esq.
                        Peter N. Handrinos, Esq.
                  Telecopy: (617) 526-5000

Any party to this Agreement may give any notice or other communication hereunder using any other means (including personal delivery, messenger service, telex, ordinary mail or electronic mail), but no such notice or other communication shall be deemed to have been duly given unless and until it actually is received by the party for whom it is intended. Any party to this Agreement may change the address to which notices and other communications hereunder are to be delivered by giving the other parties to this Agreement notice in the manner herein set forth.

      9.3 Entire Agreement. This Agreement (including the Schedules and Exhibits hereto and the documents and instruments referred to herein that are to be delivered at the Closing), the Confidentiality Agreement and the Company Stockholder Agreements (the "Transaction Documents") constitutes the entire agreement among the parties with respect to the subject matter of the Transaction Documents and supersede any prior understandings, agreements or representations by or among the parties hereto, or any of them, written or oral, with respect to the subject matter thereof.

      9.4 No Third Party Beneficiaries. Notwithstanding anything to the contrary in this Agreement, (i) except as provided in Section 6.8 (with respect to which the Indemnified Parties shall be third party beneficiaries), this Agreement is not intended, and shall not be deemed or construed, to confer any rights or remedies upon any Person other than the parties hereto and their respective successors and permitted assigns, to create any agreement of employment with any Person or to otherwise create any third-party beneficiary hereto and (ii) the rights of third party beneficiaries under Section 6.8 shall not arise unless and until the Effective Time occurs.

      9.5 Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned or delegated, in whole or in part, by operation of law or otherwise by any of the parties hereto without the prior written consent of the other parties, and any such assignment without such prior written consent shall be null and void. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and permitted assigns.

      9.6 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the parties hereto agree that the court making such determination shall have the power to limit the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified. In the event such court does not exercise the power granted to it in the prior sentence, the parties hereto agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term.

      9.7 Counterparts and Signature. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties hereto and delivered to the other parties, it being understood that all parties need not sign the same counterpart. This Agreement may be executed and delivered by facsimile transmission.

      9.8 Interpretation. When reference is made in this Agreement to an Article or a Section, such reference shall be to an Article or Section of this Agreement, unless otherwise indicated. The table of contents, table of defined terms and headings contained in this Agreement are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement. The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any party. Whenever the context may require, any pronouns used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns and pronouns shall include the plural, and vice versa. Any reference to any federal, state, local or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation." No summary of this Agreement prepared by any party shall affect the meaning or interpretation of this Agreement.

      9.9 Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of laws of any jurisdictions other than those of the State of Delaware.

      9.10 Remedies. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, this being in addition to any other remedy to which they are entitled at law or in equity.

      9.11 Submission to Jurisdiction. Each of the parties to this Agreement (a) consents to submit itself to the personal jurisdiction of any state or federal court sitting in Wilmington, Delaware in any action or proceeding arising out of or relating to this Agreement or any of the transactions contemplated by this Agreement, (b) agrees that all claims in respect of such action or proceeding may be heard and determined in any such court, (c) agrees that it shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, and (d) agrees not to bring any action or proceeding arising out of or relating to this Agreement or any of the transaction contemplated by this Agreement in any other court. Each of the parties hereto waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety or other security that might be required of any other party with respect thereto. Any party hereto may make service on another party by sending or delivering a copy of the process to the party to be served at the address and in the manner provided for the giving of notices in Section 9.2. Nothing in this Section 9.11, however, shall affect the right of any party to serve legal process in any other manner permitted by law.

      9.12 WAIVER OF JURY TRIAL. EACH OF THE BUYER, THE TRANSITORY SUBSIDIARY AND THE COMPANY HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THE ACTIONS OF THE BUYER, THE TRANSITORY SUBSIDIARY OR THE COMPANY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT OF THIS AGREEMENT.

                  [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK.]

      IN WITNESS WHEREOF, the Buyer, the Transitory Subsidiary and the Company have caused this Agreement to be signed by their respective officers thereunto duly authorized as of the date first written above.

                              COMPUTER ASSOCIATES INTERNATIONAL, INC.


                              By:     /s/ Russell Artzt
                                      ------------------------------

                              Name:
                                      ------------------------------

                              Title:  Executive Vice President
                                      ------------------------------




                              NOVA ACQUISITION CORP.


                              By:     /s/ Robert Lamm
                                      ------------------------------

                              Name:
                                      ------------------------------

                              Title:  Vice President & Secretary
                                      ------------------------------




                              NETEGRITY, INC.


                              By:     /s/ Barry N. Bycoff
                                      ------------------------------

                              Title:  Chief Executive Officer
                                      ------------------------------

                                    Exhibit A

                      Form of Company Stockholder Agreement

                              STOCKHOLDER AGREEMENT

      STOCKHOLDER AGREEMENT, dated as of _________, 2004 (this "Agreement"), among the stockholder set forth on the signature page hereto (the "Stockholder"), Computer Associates International, Inc., a Delaware corporation (the "Buyer"), and Nova Acquisition Corp., a Delaware corporation and wholly owned subsidiary of the Buyer (the "Transitory Subsidiary"). Capitalized terms used and not otherwise defined herein shall have the respective meanings assigned to them in the Merger Agreement referred to below.

      WHEREAS, concurrently with the execution of this Agreement, the Buyer, Transitory Subsidiary and Netegrity, Inc., a Delaware corporation (the "Company"), are entering into an Agreement and Plan of Merger, dated as of the date hereof (the "Merger Agreement"), pursuant to which, upon the terms and subject to the conditions thereof, Transitory Subsidiary will be merged with and into the Company, and the Company will be the surviving corporation (the "Merger"); and

      WHEREAS, for the purpose of inducing the Buyer to enter into (and to consummate the transactions contemplated by) the Merger Agreement, the Buyer has required that the Stockholder agree, and the Stockholder is willing, to enter into this Agreement.

      NOW, THEREFORE, intending to be legally bound hereby, the parties hereby agree as follows:

      Section 1. Number of Shares Beneficially Owned.

            (a) The Stockholder represents and warrants that, as of the date of this Agreement, the Stockholder (A) has full and exclusive power to vote and direct the voting of, and to dispose of and direct the disposition of, the shares of Company Common Stock shown on the signature page hereto (the "Shares") and (B) beneficially owns Company Stock Options to purchase shares of Common Company Stock shown on the signature page hereto (the "Options"). Except for the Shares and the Options and as otherwise disclosed on the signature page hereto, neither Stockholder nor any of its Affiliates holds or beneficially owns, as of the date hereof, any (i) shares of capital stock or voting securities of the Company, (ii) securities of the Company convertible into or exchangeable for shares of capital stock or voting securities of the Company or (iii) options or other rights to acquire from the Company any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of the Company.

      Section 2. Voting of Subject Shares.

            (a) The Stockholder covenants and agrees that, until the termination of this Agreement in accordance with the terms hereof, at the Company Meeting or any other meeting of the stockholders of the Company, however called, and at every adjournment or postponement thereof, and in connection with any action by written consent of the stockholders of the Company, such Stockholder will vote, or cause to be voted, all of his, her or its Subject Shares (a) in favor of adoption of the Merger Agreement, as the Merger Agreement may be modified or amended from time to time in a manner not adverse to the Stockholder (regardless of whether the Company recommends to its stockholders the adoption of the Merger Agreement), and (b) except with the express written consent of the Buyer, against (i) any Acquisition Proposal and (ii) any action the consummation of which would frustrate the purposes, or prevent or delay the consummation, of the transactions contemplated by the Merger Agreement. For purposes of this Agreement, the term "Subject Shares" shall mean (i) the Shares and (ii) any other shares of Company Common Stock of which the Stockholder or its Affiliates is or becomes the beneficial owner (as defined in Rule 13d-3 under the Exchange Act) during the Term, whether by way of purchase or through the conversion, exercise or exchange, as the case may be, of any Company Stock Options or any other options, rights or securities held by the Stockholder or any of its Affiliates that are convertible into, or exercisable or exchangeable for, shares of Company Common Stock.

            (b) The Stockholder hereby revokes any and all previous proxies with respect to the Subject Shares. The Stockholder hereby irrevocably (to the fullest extent permitted by law) grants to, and appoints, the Buyer, and any individual designated in writing by the Buyer, and each of them individually, as its proxy and attorney-in-fact (with full power of substitution), for and in its name, place and stead, to vote or express consent on any matter specified in, and in accordance with, subsection (a) above. The Stockholder may vote the Subject Shares on all matters other than those specified in subsection (a) above. The Stockholder hereby affirms that the irrevocable proxy set forth in this Section 2(b) is given in connection with the execution of the Merger Agreement, and that such irrevocable proxy is given to secure the performance of the duties of the Stockholder under this Agreement. Except as otherwise provided for herein, the Stockholder hereby (i) affirms that the irrevocable proxy is coupled with an interest and may under no circumstances be revoked, (ii) ratifies and confirms all that the proxies appointed hereunder may lawfully do or cause to be done by virtue hereof and (iii) affirms that such irrevocable proxy is executed and intended to be irrevocable in accordance with the provisions of Section 212(e) of the Delaware General Corporation Law. Notwithstanding any other provisions of this Agreement, the irrevocable proxy granted hereunder shall automatically terminate upon the termination of this Agreement.

      Section 3. Transfer of Subject Shares.

            (a) The Stockholder covenants and agrees that he, she or it will not, and will not permit any of its Affiliates to, directly or indirectly (including, without limitation, through the disposition or transfer of any equity interest in another person), (i) sell, assign, transfer (including by merger, testamentary disposition, interspousal disposition pursuant to a domestic relations proceeding or otherwise by operation of law), pledge, grant any option with respect to, encumber or otherwise dispose of (collectively, "Transfer") or enter into any agreement, arrangement or understanding with respect to a Transfer of, any Subject Shares or any interest therein or securities convertible there into or any voting rights with respect thereto, other than (A) pursuant to the Merger, (B) to any Affiliate or family member of the Stockholder if such transferee prior to any such Transfer executes a binding agreement with the Buyer and the Transitory Subsidiary substantially in the form of this Agreement or (C) with the Buyer's prior written consent or (ii) grant any proxies with respect to the Subject Shares other than pursuant to this Agreement or to the Buyer or its designees, or (iii) enter into any voting trust or other agreement, arrangement or understanding with respect to the voting of any Subject Shares.

            (b) The Stockholder agrees to submit to the Company promptly following execution of this Agreement all certificates representing the Shares so that the Company may place thereon a conspicuous legend referring to the transfer restrictions set forth in this Agreement and shall submit all other certificates of Company Common Stock received after the date of this Agreement to the Company for such purpose.

      Section 4. Other Covenants.

            (a) The Stockholder agrees to cooperate on a commercially reasonable basis with the Buyer, the Transitory Subsidiary and the Company in (i) preparing and filing documentation, (ii) effecting applications, notices, petitions, filings and other documents and (iii) obtaining permits, consents, orders, approvals and authorizations necessary to make effective the Merger and the other transactions contemplated by the Merger Agreement.

            (b) Stockholder shall not directly or indirectly take any action that is prohibited to be taken by any officer or director of the Company under
Section 6.1 of the Merger Agreement (whether or not such Stockholder is or remains an officer or director, as applicable, of the Company) and shall use his, her or its reasonable best efforts to cause his, her or its employees, attorneys and any other of his, her or its representatives not to take any such action. Stockholder will promptly advise (within 24 hours) the Buyer after receipt by such Stockholder of an Acquisition Proposal, or any request for information relating to the Company or any of its Subsidiaries in connection with an Acquisition Proposal, or of any inquiry with respect to any Acquisition Proposal. Stockholder shall provide such notice in writing in accordance with
Section 9.2 of the Merger Agreement and shall identify the third party making any such Acquisition Proposal, request or inquiry, and the material terms and conditions of any such Acquisition Proposal or inquiry. Stockholder shall keep the Buyer reasonably informed of the status and the material terms and conditions (including any amendment thereto) of any such request, Acquisition Proposal or inquiry.

            (c) Stockholder agrees not to exercise any rights (including, without limitation, under Section 262 of the General Corporation Law of the State of Delaware) to demand appraisal of any Subject Shares which may arise with respect to the Merger.

      Section 5. Representations and Warranties of the Stockholder.

            (a) The Stockholder hereby represents and warrants to the Buyer as follows: (i) the Stockholder beneficially owns all of the Shares as set forth on the signature page of this Agreement, free and clear of any claims, liens, security interests, rights to purchase or acquire, charges or other encumbrances and any voting agreements or restrictions with respect to voting, other than any of the foregoing created by or arising out of this Agreement; (ii) the Stockholder has the legal capacity and all requisite power and authority to enter into and perform its obligations under this Agreement; and (iii) this Agreement constitutes a legal, valid and binding agreement of the Stockholder, enforceable against the Stockholder in accordance with its terms, subject to the effect of applicable bankruptcy, insolvency, reorganization, moratorium and other similar laws affecting the rights of creditors generally and the effect of general principles of equity.

            (b) The execution and delivery of this Agreement by the Stockholder do not, and the performance of this Agreement by the Stockholder will not, (i) conflict with or violate any organizational documents of the Stockholder, if any, (ii) conflict with or violate any contract, agreement, license, instrument or permit to which the Stockholder is a party or by which the Stockholder or any of its properties or assets are bound or affected, (iii) conflict with or violate any law applicable to the Stockholder or by which the Stockholder or any of its properties or assets is bound or affected, except for any such conflicts or violations as could not reasonably be expected to impair the Stockholder's ability to perform its obligations under this Agreement or (iv) require any consent, approval or notice under any law applicable to the Stockholder or by which any of its properties or assets is bound or affected. If the Stockholder is a natural person, is married and the Shares set forth on the signature page hereto underneath such Stockholder's name constitute community property under applicable laws, this Agreement has been duly authorized, executed and delivered by, and constitutes the valid and binding agreement of, such Stockholder's spouse.

      Section 6. Acknowledgement. Nothing withstanding anything to the contrary in this agreement, nothing herein shall be interpreted as obligating the stockholder to (i) exercise any options to acquire shares of capital stock of the company, (ii) convert or exchange any securities of the company convertible into or exchangeable for shares of capital stock or voting securities of the company or (iii) exercise any other rights to acquire from the company any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of the company.

      Section 7. Termination. This Agreement shall commence on the date hereof and terminate upon the earlier to occur of (i) the Effective Time or (ii) the termination of the Merger Agreement.

      Section 8. Specific Performance; Cumulative Remedies. The Stockholder agrees that its failure to perform its agreements and covenants hereunder will cause irreparable injury to the Buyer for which damages, even if available, may not be an adequate remedy. Accordingly, the Stockholder agrees that the Buyer may seek the issuance of injunctive relief (including a temporary restraining order) to compel performance of its obligations and may seek the granting by any court of the remedy of specific performance of its obligations hereunder. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy.

      Section 9. Fiduciary Duties. The Stockholder is signing this Agreement solely in the Stockholder's capacity as an owner of his, her or its Subject Shares, and nothing herein shall prohibit, prevent or preclude the Stockholder from the exercise of such Stockholder's fiduciary duties as an officer or director of the Company.

      Section 10. Miscellaneous.

            (a) Entire Agreement. This Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and understandings, both written and oral, between the parties with respect thereto. This Agreement may not be amended, modified or rescinded except by an instrument in writing signed by each of the parties hereto.

            (b) Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable law in order that the terms of this Agreement remain as originally contemplated to the fullest extent possible.

            (c) Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of laws of any jurisdictions other than those of the State of Delaware.

            (d) Jurisdiction; Waivers of Certain Defenses; Waiver of Right to Jury Trial. Each of the parties to this Agreement (i) consents to submit itself to the personal jurisdiction of any state or federal court sitting in Wilmington, Delaware in any action or proceeding arising out of or relating to this Agreement or any of the transactions contemplated by this Agreement, (ii) agrees that all claims in respect of such action or proceeding may be heard and determined in any such court, (iii) agrees that it shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, and (iv) agrees not to bring any action or proceeding arising out of or relating to this Agreement or any of the transaction contemplated by this Agreement in any other court. Each of the parties hereto waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety or other security that might be required of any other party with respect thereto. Any party hereto may make service on another party by sending or delivering a copy of the process to the party to be served at the address set forth beneath such party's name on the signature page hereto. Nothing in this Section 10(d), however, shall affect the right of any party to serve legal process in any other manner permitted by law. EACH OF THE UNDERSIGNED HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THE ACTIONS OF ANY OF THE PARTIES HERETO IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT OF THIS AGREEMENT

            (e) Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument.

            (f) Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly delivered (i) three business days after being sent by registered or certified mail, return receipt requested, postage prepaid, or (ii) one business day after being sent for next business day delivery, fees prepaid, via a reputable nationwide overnight courier service, in each case to the intended recipient as set forth below:

                  (i) if to the Stockholder to the address set forth on the signature page to this Agreement;

                  with a copy to:

                  Netegrity, Inc.
                  201 Jones Road
                  Waltham, MA  02451
                  Attn: Chief Executive Officer and General Counsel
                  Telecopy: (781) 697-0400

                  (ii) if to the Buyer or Transitory Subsidiary to:

                  Computer Associates International, Inc.
                  One Computer Associates Plaza
                  Islandia, NY  11749
                  Attn: General Counsel
                  Telecopy: (631) 342-4866

                  with a copy to:

                  Sullivan & Cromwell LLP
                  125 Broad Street
                  New York, NY 10004
                  Attn: James C. Morphy, Esq.
                        Keith A. Pagnani, Esq.
                  Telecopy: (212) 558-3588

            (g) No Third Party Beneficiaries. This Agreement is not intended, and shall not be deemed, to confer any rights or remedies upon any person other than the parties hereto and their respective successors and permitted assigns, to create any agreement of employment with any person or to otherwise create any third party beneficiary hereto.

            (h) Assignment. Except as specifically provided herein, neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned or delegated, in whole or in part, by operation of law or otherwise by any of the parties hereto without the prior written consent of the other parties, and any such assignment without such prior written consent shall be null and void. This Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and permitted assigns. Any successor, assignee or transferee (including a successor, assignee or transferee as a result of the death of the Stockholder, such as an executor or heir) shall be bound by the terms of this Agreement and the Stockholder will take any and all actions necessary to obtain and deliver to you the written confirmation from such successor, assignee or transferee that it is bound by the terms hereof.

            (i) Interpretation. When reference is made in this Agreement to a Section, such reference shall be to a Section of this Agreement, unless otherwise indicated. The headings contained in this Agreement are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the context may require, any pronouns used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns and pronouns shall include the plural, and vice versa. Any reference to any federal, state, local or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation." No summary of this Agreement prepared by the parties shall affect in any way the meaning or interpretation of this Agreement.

                           [Signature Page to follow]

      IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be signed individually or by its respective duly authorized officer as of the date first written above.


                              COMPUTER ASSOCIATES INTERNATIONAL, INC.


                              By:
                                 ---------------------------------------
                              Name:
                                   -------------------------------------
                              Title:
                                    ------------------------------------


                              NOVA ACQUISITION CORP.


                              By:
                                 ---------------------------------------
                              Name:
                                   -------------------------------------
                              Title:
                                    ------------------------------------

                                    STOCKHOLDER

                                    -------------------------------------
                                                  Signature

                                    -------------------------------------
                                                  Name

                                    -------------------------------------
                                                  Address

                                    -------------------------------------
                                                  Address


                                              Shares
                                    ---------

                                              Options
                                    ---------

                                   Schedule A

                    Parties to Company Stockholder Agreements

                                William C. Bartow
                                 Barry N. Bycoff
                              Stephanie A. Feraday
                                  Eric R. Giler
                            Lawrence D. Lenihan, Jr.
                                 Ronald T. Maheu
                        Pequot Private Equity Fund, L.P.
                    Pequot Offshore Private Equity Fund, Inc.
                                Regina O. Sommer
                                 Ralph B. Wagner